Exhibit 10.4

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ANTs SOFTWARE INC.,

INVENTA TECHNOLOGIES, INC.,

ANTS HOLDINGS, INC.

AND

ROBERT T. HEALEY AS STOCKHOLDERS’ REPRESENTATIVE

Dated as of May 15, 2008

TABLE OF CONTENTS
Page

ARTICLE I THE MERGER; MERGER CONSIDERATION		2

1.1	The Merger.	2
1.2	Effective Time.	2
1.3	Closing of the Merger.	2
1.4	Effects of the Merger.	2
1.5	Certificate of Incorporation and Bylaws.	2
1.6	Board of Directors.	3
1.7	Officers.	3
1.8	Conversion of Shares.	3
1.9	Merger Consideration.	4
1.10	Other Payments.	4
1.11	Surrender and Distribution.	5
1.12	Appraisal Rights.	6
1.13	Withholding Rights	6

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY		6

2.1	Organization of Company	6
2.2	Company’s Capital Structure	6
2.3	Authority	7
2.4	No Conflict	7
2.5	Consents	8
2.6	Ownership of Assets.	8
2.7	Company’s Financial Statements	9
2.8	No Undisclosed Liabilities.	10
2.9	No Changes.	11
2.10	Tax Matters.	13
2.11	Restrictions on Business Activities	14
2.12	Title to Properties; Absence of Liens and Encumbrances; Condition of
	Equipment	14
2.13	Company Intellectual Property.	15
2.14	Agreements, Contracts and Commitments.	17
2.15	Interested Party Transactions	18
2.16	Governmental Authorization.	19
2.17	Litigation.	19
2.18	Accounts Receivable	19
2.19	Minute Books	19
2.20	Environmental Matters	19
2.21	Brokers’ and Finders’ Fees	20
2.22	Employee Benefit Plans.	20
2.23	Insurance.	21

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2.24	Compliance with Laws	21
2.25	Warranties; Indemnities	22
2.26	Complete Copies of Materials and Documents	22
2.27	Company Employee Work Permit Status	22
2.28	Representations Complete	22
2.29	Limitation to United States Laws.	22
2.30	No Other Representations or Warranties; Disclosure Schedules.	23
2.31	No Knowledge of Misrepresentations or Omissions.	23

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER		23

3.1	Organization, Standing and Corporate Power.	23
3.2	Authority	24
3.3	Capitalization.	24
3.4	Buyer Intellectual Property	25
3.5	SEC Filings; Financial Statements.	26
3.6	Absence of Certain Changes or Events	27
3.7	Litigation	27
3.8	Representations Complete	27
3.9	Matters Regarding the Buyer’s Stock.	28
3.10	No Knowledge of Misrepresentations or Omissions.	28
3.11	Brokers’ and Finders’ Fees.	28
3.12	No Other Representations or Warranties; Disclosure Schedules.	28

ARTICLE IV CONDUCT PRIOR TO THE CLOSING		29

4.1	Conduct of Business	29
4.2	No Solicitation.	31

ARTICLE V ADDITIONAL AGREEMENTS		32

5.1	Access to Information	32
5.2	Confidentiality	32
5.3	Expenses	33
5.4	Public Disclosure	33
5.5	Consents	33
5.6	Taking of Necessary Action; Further Action	33
5.7	Notification of Certain Matters	33
5.8	Additional Documents and Further Assurances	33
5.9	New Employment Arrangements	34
5.10	Post-Closing Audit	34

ARTICLE VI CONDITIONS TO THE MERGER		34

6.1	Conditions to Obligations of Each Party to Effect the Merger	34
6.2	Additional Conditions to Obligations of Company	34
6.3	Additional Conditions to the Obligations of Buyer and Acquisition Sub	35

ARTICLE VII SURVIVAL; LIMITATION OF LIABILITY; INDEMNIFICATION		37

7.1	Survival of Representations and Warranties	37

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7.2	Company Indemnification	38
7.3	Buyer’s Indemnification.	39
7.4	Stockholder’s Indemnification.	39
7.5	Limitations; Maximum Payments; Remedies	39
7.6	Payment; Procedure for Indemnification.	40
7.7	Payment	42
7.8	Sole Remedy.	43
7.9	Termination Upon Change of Control	43

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		43

8.1	Termination	43
8.2	Effect of Termination	44
8.3	Amendment	44
8.4	Extension; Waiver	44

ARTICLE IX CLOSING		44

9.1	Deliveries of the Buyer and Acquisition Sub.	44
9.2	Deliveries of the Company.	45

ARTICLE X POST CLOSING COVENANTS		46

10.1	Further Cooperation.	46
10.2	Confidentiality.	46
10.3	Maintenance of Books and Records.	46

ARTICLE XI TAX MATTERS		46

11.1	Tax Returns.	46
11.2	Cooperation on Tax Matters.	47
11.3	Certain Taxes.	47

ARTICLE XII GENERAL PROVISIONS		48

12.1	The Stockholders’ Representative.	48
12.2	Notices	51
12.3	Interpretation	52
12.4	Counterparts	52
12.5	Entire Agreement; Assignment	52
12.6	Severability	52
12.7	Other Remedies	53
12.8	Governing Law	53
12.9	Forum and Venue	53
12.10	Rules of Construction	53
12.11	No Waiver of Rights.	53
12.12	Section and Paragraph Titles.	53
12.13	Legal Fees.	53

ARTICLE XIII DEFINITIONS		54

13.1	Certain Definitions.	54

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Schedules

Schedule 1.6 – Acquisition Subsidiary Directors
Schedule 1.7 – Acquisition Subsidiary Officers
Schedule 1.10 – Company Note Holders
Schedule 2.1 – Jurisdictions in which Qualified to do Business
Schedule 2.4 – No Conflict
Schedule 2.5 – Consents
Schedule 2.6 – Permitted Encumbrances
Schedule 2.7 – Company’s Unaudited Financial Statements
Schedule 2.8 – Undisclosed Liabilities
Schedule 2.9 – Changes since Latest Balance Sheet
Schedule 2.9(k) – Increases in Compensation
Schedule 2.10 – Tax Matters
Schedule 2.12(a) – Real Property
Schedule 2.12(c) – Equipment
Schedule 2.13(a) – Company Registered Intellectual Property Rights
Schedule 2.13(b) – Intellectual Property Rights with Encumbrances
Schedule 2.13(f) – Company Intellectual Property Agreements
Schedule 2.13(g) – Intellectual Property Indemnification Agreements
Schedule 2.13(i) – Defects in Company Registered Intellectual Property
Schedule 2.13(p) – Company Subsidies
Schedule 2.14(a) – Agreements
Schedule 2.17 – Litigation
Schedule 2.22(a) – Employee Benefits
Schedule 2.22(e) – Parachute Payments
Schedule 2.23 – Insurance
Schedule 3.3(a) – Buyer Capitalization
Schedule 3.7 – Buyer Litigation
Schedule 5.5 – Required Consents
Schedule 5.9 – Employment Offers
Schedule 6.3(e) – Key Employees

Exhibits

Exhibit A – Shareholders; Ownership
Exhibit B – Certificate of Merger
Exhibit C – Form of Note
Exhibit D – Form of Letter of Transmittal
Exhibit E – Form of Pledge Agreement
Exhibit F – Indebtedness Modification
Exhibit G – Stockholders’ Representative Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of May 15, 2008 among ANTs software, inc., a Delaware corporation (“Buyer”), ANTs Holdings, Inc., a Delaware corporation and wholly owned direct subsidiary of Buyer (“Acquisition Sub”), Inventa Technologies, Inc., a Delaware corporation (“Inventa” or “Company”), and Robert T. Healey, solely in his capacity as Stockholders’ Representative (“Stockholders’ Representative”).

RECITALS

A. WHEREAS, Buyer has formed Acquisition Sub for the sole purpose of merging it with and into the Company and acquiring the Company as a wholly-owned Subsidiary.

B. WHEREAS, The board of directors of the Company has determined that the transactions contemplated hereby are in the best interests of the Company, and has adopted this Agreement and approved the Merger (as defined below), upon the terms and subject to the conditions set forth in this Agreement.

C. WHEREAS, the board of directors of Buyer (on its own behalf and as the sole stockholder of Acquisition Sub) and the board of directors of Acquisition Sub have determined that the transactions contemplated hereby are in the respective best interests of Buyer and Acquisition Sub, and have adopted this Agreement and approved the Merger (as defined below), upon the terms and subject to the conditions set forth in this Agreement.

D. WHEREAS, the respective boards of directors of Buyer, Acquisition Sub and the Company have each (a) approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of Common Stock, par value $0.001 per share, of the Company (other than Dissenting Shares (as defined in Section 1.12 hereof)) will be converted into the Common Merger Consideration (as defined in Section 1.8(a) hereof) and (b) approved this Agreement upon the terms and subject to the conditions set forth herein.

E. WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be, and by being signed by Buyer, Company and Acquisition Sub is, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

ARTICLE I

THE MERGER; MERGER CONSIDERATION

1.1 The Merger.  At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended and supplemented from time to time (the “DGCL”), Acquisition Sub shall be merged with and into the Company (the “Merger”).  Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Acquisition Sub shall cease.  The existence of the Company shall continue unaffected and unimpaired by the Merger, and, as the Surviving Corporation, it shall be governed by the DGCL.

1.2 Effective Time.  Subject to the terms and conditions set forth in this Agreement, a certificate of merger substantially in the form attached hereto as Exhibit B (the “Certificate of Merger”) shall be duly executed by the Company and Acquisition Sub and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL on the Closing Date (as defined below).  The Merger shall become effective at such time as a properly executed and certified copy of the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or such later time as Buyer and the Company may agree upon and set forth in the Certificate of Merger (such time as the Merger becomes effective, the “Effective Time”).

1.3 Closing of the Merger.  The closing of the Merger (the “Closing”) will take place in person or by telecopier at the offices of Pepper Hamilton, LLP, 899 Cassatt Road, 400 Berwyn Park, Berwyn, Pennsylvania 19312, or such other place as the parties may agree, on a date that shall be no later than the fifth (5th) Business Day after the satisfaction or waiver of each condition to the Closing set forth in ARTICLE VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by Buyer and the Company (the “Closing Date”).

1.4 Effects of the Merger.  At the Effective Time, the Merger shall have the effects set forth in the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation and all debts, Liabilities and duties of the Company and Acquisition Sub shall become the debts, Liabilities and duties of the Surviving Corporation; provided, however, that this acknowledgement of the statutory effects of the Merger shall in no manner be construed to modify the representations of the Company and its stockholders (the “Stockholders”) set forth herein.

1.5 Certificate of Incorporation and Bylaws.

The Certificate of Incorporation of Acquisition Sub in effect at the Effective Time (which shall be in the form attached as an exhibit to the Certificate of Merger, attached hereto as Exhibit B) shall be the certificate of incorporation of the Surviving Corporation (the “Survivor’s Certificate of Incorporation”) from and after the Effective Time until amended in accordance with Applicable Law except that Article I of the Survivor’s Certificate of Incorporation shall be amended at the Effective Time to provide that the name of the Surviving Corporation shall be “Inventa Technologies, Inc.”  The bylaws of Acquisition Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation (the “Survivor’s Bylaws” and with the Survivor’s Certificate of Incorporation, the “Survivor’s Constituent Documents”) from and after the Effective Time until amended in accordance with Applicable Law and the Survivor’s Certificate of Incorporation.

1.6 Board of Directors.  The directors of Acquisition Sub at the Effective Time, which are listed on Schedule 1.6 hereto, shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Survivor’s Constituent Documents from and after the Effective Time.

1.7 Officers.  The officers of Acquisition Sub at the Effective Time, which are listed on Schedule 1.7 hereto, shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Survivor’s Constituent Documents from and after the Effective Time.

1.8 Conversion of Shares.

(a) At the Effective Time, each share of the Company’s outstanding capital stock consisting of voting and non-voting common stock, each with a par value of $0.0001 per share (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of Acquisition Sub, the Company or the holder thereof, be cancelled and converted into and become, subject to the provisions of Section 1.9, the right to receive a pro rata portion of 20,000,000 shares of Buyer common stock (the “Buyer’s Stock”) (such pro rata portion of the Buyer’s Stock may be, for purposes of this Agreement referred to as the “Common Stock Per Share Merger Consideration”).  Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the Common Stock shall have been changed into a different number of shares or a different class by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Common Stock Per Share Merger Consideration contemplated by the Merger shall be correspondingly adjusted to reflect such dividend, subdivision, reclassification, recapitalization, split, combination or exchange of Shares.  “Common Merger Consideration” means the aggregate consideration to which the holders of Common Stock become entitled to pursuant to this Section 1.8(a).

(b) At the Effective Time, each outstanding share of common stock, par value $0.00001 per share, of Acquisition Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock, par value $.0001 per share, of the Surviving Corporation and the shares of the Surviving Corporation into which the shares of Acquisition Sub are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Effective Time.

(c) At the Effective Time, all shares of Common Stock held in the treasury of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition Sub, the Company or the holder thereof, be cancelled and retired and cease to exist and no payment shall be made with respect thereto.

1.9 Merger Consideration.

(a) Conversion of Company Common Stock.  At the Effective Time, by operation of law and by virtue of the Merger and without any action on the part of Buyer or Company, the shares of Company Common Stock issued and outstanding as of the Effective Time shall be converted into the Common Merger Consideration (or 6,666.66667 shares of Buyer’s Stock per share of Company Common Stock).  Buyer hereby represents and warrants to the Company and the Stockholders that the Common Merger Consideration will be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully-paid, non-assessable and not subject to preemptive rights.

(b) After the Effective Time, each outstanding stock certificate which theretofore represented shares of Company Common Stock shall, until surrendered for exchange, be deemed for all purposes to evidence ownership of the right to receive the Common Stock Per Share Merger Consideration distributable to the holder thereof with respect to such shares of Company Common Stock as provided in Section 1.11(a).  After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock.

(c) In lieu of issuing any fractional shares, the number of shares of Buyer’s Stock issuable upon surrender of shares of Company Common Stock shall be rounded to the nearest whole share without compensation to the Stockholders or the Buyer for such fractional share.

1.10 Other Payments.

At the Effective Time, the Buyer shall pay or cause to be paid the following:

(a) Nine Hundred Twenty-Five Thousand Dollars ($925,000.00), plus interest accrued thereon through the Closing Date, in cash payable to the International Maritime Insurance Company (“IMICO”), in full satisfaction of the Company’s outstanding indebtedness to IMICO; and

(b) Two Million Seventy-Five Thousand Dollars ($2,075,000), less the amount of accrued interest paid to IMICO pursuant to Section 1.10(a) above, in cash and Two Million Dollars ($2,000,000) in the form a note (the “Note”), substantially in the form of Exhibit C, payable to those persons and in the amounts identified on Schedule 1.10 (the “Company Note Holders”), in full satisfaction of the Company’s outstanding debt obligations to the Company Note Holders.

1.11 Surrender and Distribution.

(a) Buyer shall instruct its transfer agent to act as payment agent (the “Payment Agent”) for the purpose of exchanging certificates representing shares of Common Stock outstanding immediately prior to the Effective Time (the “Company Stock Certificates”).

(b) At Closing, the Stockholders’ Representative shall deliver to Buyer all Company Stock Certificates along with duly executed stock powers and duly executed letters of transmittal in the form attached hereto as Exhibit D (each a “Letter of Transmittal”).  Buyer will deliver as soon as practicable after the Effective Time to the Stockholders’ Representative for distribution to each Stockholder the appropriate Common Stock Per Share Merger Consideration (it being understood and agreed that any Stockholder that surrenders his or her Company Stock Certificates at the Closing, shall receive its Common Stock Per Share Merger Consideration on the Closing Date).  Until so surrendered, each such Company Stock Certificate shall represent after the Effective Time for all purposes only the right to receive the appropriate Common Stock Per Share Merger Consideration as provided in Section 1.9(a).

(c) If any portion of the Common Merger Consideration is to be distributed to a Person other than the Person in whose name the surrendered Company Stock Certificate is registered, it shall be a condition to such distribution that the Company Stock Certificate so surrendered shall be accompanied by an executed stock power by the holder of such Company Stock Certificate and otherwise be in proper form for transfer, and that the Buyer shall have received advice of its counsel that such transfer is permissible, and that the Person requesting such payment shall pay to Buyer any transfer or other Taxes required as a result of such distribution to a Person other than the registered holder of such certificate or establish to the satisfaction of Buyer that such Tax has been paid or is not payable.

(d) If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation or Payment Agent such Company Stock Certificates shall be canceled and exchanged for the applicable Common Stock Per Share Merger Consideration.

1.12 Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, each share of Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a Stockholder who has not voted in favor of the Merger and has properly exercised, and otherwise perfected, their appraisal rights pursuant to Section 262 of the DGCL and does not withdraw or lose the right to appraisal and payment made under the DGCL (each, a “Dissenting Share”) shall not be converted into or exchangeable for the right to receive any portion of the Common Merger Consideration, but shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if such Stockholder fails to perfect or effectively withdraws or loses the right to appraisal and payment under the DGCL, each share of Common Stock held by such Stockholder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Common Stock Per Share Merger Consideration, and each such share of Common Stock shall no longer be a Dissenting Share.  The Company shall give prompt notice to Buyer of any demands received by the Company for appraisals of Common Stock.  The Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

1.13 Withholding Rights.  Each of the Surviving Corporation, Buyer and the Payment Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE I such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Applicable Law with respect to Taxes.  If the Surviving Corporation, Buyer or the Payment Agent, as the case may be, so withholds any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Stockholder in respect of which the Surviving Corporation, Buyer or the Payment Agent, as the case may be, made such deduction and withholding.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company hereby represents and warrants to Buyer and Acquisition Sub, subject to the exceptions specifically disclosed in the attached schedules supplied by Company to Buyer and Acquisition Sub (the “Disclosure Schedules”) and dated as of the date hereof and attached hereto, that on the date hereof and as of the Closing Date as though made (subject to the notification rights of Section 5.7) at the Closing Date, as follows:

2.1 Organization of Company.  Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Company has the corporate power to own its properties and to carry on its businesses as currently conducted and as currently contemplated to be conducted.  Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction set forth in Schedule 2.1.  Company has delivered true and correct copies of its organizational documents, each as amended to date and in full force and effect on the date hereof, to Buyer.  Schedule 2.1 lists the directors and officers of Company.  The operations now being conducted by Company are not now and have never been conducted by Company under any other name.

2.2 Company’s Capital Structure

(a) The issued share capital of Company consists of 150 shares of Voting common stock and 2,850 shares of non-voting common stock (collectively, the “Company Common Stock”).  All of the outstanding Company Common Stock is duly authorized, validly issued and fully paid and not subject to preemptive rights created by statute, the constitutional or organizational documents of Company, or any agreement to which Company is a party or by which it is bound, and have been issued in compliance with applicable securities laws.  There are no declared or accrued but unpaid dividends or distributions with respect to any shares of Company Common Stock.  Company has no other share in its capital issued or outstanding except as set forth hereinabove.

(b) Company has never adopted or maintained any stock option plan, phantom stock plan, stock purchase plan, or any other plan providing for equity compensation of any person which remains in effect.  There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares in the capital or of the capital stock of Company or otherwise obligating Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Company.  There are no voting trusts, proxies, voting agreements, or other agreements or understandings with respect to the voting shares of Company.

(c) Company does not now have and has not, since January 1, 2003, had any subsidiaries and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

2.3 Authority.  Company has all requisite power and authority to enter into this Agreement and any related agreement to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by its board of directors and no other corporate proceedings on the part of the Company, other than obtaining stockholder approval pursuant to the provisions of the DGCL, are necessary to authorize this Agreement or the transactions contemplated hereby.  Subject to the foregoing, this Agreement has been duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a valid and binding obligation of Buyer and Acquisition Sub) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

2.4 No Conflict

Except as set forth on Schedule 2.4, the execution and delivery by Company of this Agreement and any related agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) where such Conflict would have a Material Adverse Effect on the operations of Company (i) any provision of the organizational documents of Company, (ii) any mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license (each a “Contract” and collectively the “Contracts”) to which Company or any of its properties or assets (including intangible assets), are subject, or (iii) any Order applicable to Company or any of its businesses or any of their respective properties (tangible and intangible) or assets.  Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Contract, nor is Company aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both, where such breach, violation or default would have a Material Adverse Effect on the operations of Company.  Each Contract is in full force and effect and the Company is not subject to any default thereunder, nor to the Knowledge of Company is any party obligated to Company pursuant to any such Contract subject to any default thereunder.  Company has obtained, or will obtain prior to the Closing Date, all necessary material consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Closing Date.  Following the Closing Date, Buyer will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

2.5 Consents   Except as set forth on Schedule 2.5, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) or any third party, including a party to any agreement with Company (so as not to trigger any Conflict), are required by or with respect to Company in connection with the execution and delivery of this Agreement and any related agreement to which Company is a party or the consummation of the transactions contemplated hereby and thereby, except for  such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws.

2.6 Ownership of Assets.    Except as set forth on Schedule 2.6, The Company (a) has good and marketable title to, or a valid leasehold interest in, or a valid license or right to use all of its properties, assets and other rights, free and clear of any encumbrance, except for any (i) liens for Taxes, assessments and other charges by a Government Entity not yet due and payable or being contested in good faith, (ii) statutory, landlord’s, mechanics’, laborers’, materialmen’s or similar liens arising in the ordinary course of business of the Company, conducted through the Company, or (iii) liens of any secured creditor, which secured creditor liens are also listed on Schedule 2.6, (the “Permitted Encumbrances”), and (b) to its Knowledge owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, necessary for the conduct of its business, except where the failure to own such assets or have such valid leasehold interests or such valid contractual rights would not, individually or in the aggregate, have or be reasonably likely to result in a Material Adverse Effect.

2.7 Company’s Financial Statements

(a) In accordance with Section 2.7(b) below, Schedule 2.7 sets forth (i) Company’s reviewed or internally prepared unaudited financial statements as of December 31, 2006 and the related reviewed or internally prepared statements of income, cash flow and stockholders’ equity for the twelve (12) month period ended December 31, 2006, (ii) Company’s internally prepared unaudited financial statements as of December 31, 2007 and the related internally prepared statements of income, cash flow and stockholders’ equity for the twelve (12) month period ended December 31, 2007, and (iii) Company’s internally prepared unaudited balance sheet as of March 31, 2008 (collectively, the “Financial Statements”).  The Financial Statements are correct in all material respects and, except as set forth in Section 2.7(b) below, have been prepared in accordance with GAAP, consistently applied on a basis consistent throughout the periods indicated and consistent with each other.  The Financial Statements present fairly the financial condition, operating results and cash flows of Company as of the dates and during the periods indicated therein.  Company’s balance sheet as of March 31, 2008 is referred to hereinafter as the “Latest Balance Sheet.”

(b) The following accounting practices characterize the Financial Statements:

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

In that regard, management has made the following estimates regarding useful life for straight-line depreciation and amortization of certain assets, as follows:

# Years
Furniture & Fixtures	5
Computer Equipment0	3
Software & Development	3
Office Equipment	3
Leasehold Improvements	5
Capitalized Software Costs	8

In addition, management has estimated an allowance for bad debts of zero, in accordance with Company history for the collectability of accounts receivable.

General & Administrative expenses have not been allocated to Cost of Sales due to the estimated immateriality, and the assumption that primarily all costs of the Company are incurred to generate the corresponding revenue.

The Company has booked certain revenues based upon either a verbal authorization or a written authorization to proceed.  Such amounts are recorded as unbilled revenue since the Company’s policy has been to not invoice until an executed contract or purchase order is received from the customer; notwithstanding such policy, it is assumed such practice is consistent with past history that has resulted in no bad debts, and the assumption that such verbal authorization or written authorization is a legally enforceable contract.  Such amounts booked were $83,000 & $50,000 for the years ended December 31, 2007 and 2006, respectively.

At December 31, 2007, no accrual was made for vacation allowance as a change in Company policy resulted in the requirement that the subsequent year’s usage be taken in the form of time-off.  In the event an employee terminates employment, no cash payment is to be made.  It is estimated that when an employee takes vacation that the impact of the down time is immaterial to the financial statements as a whole.

The March 31, 2008 financial statements are not presented in accordance with GAAP.  They are solely a printout of an unadjusted trial balance from the Company’s accounting software.

Financial Statement footnote disclosures have not been presented.  Generally accepted accounting principles require such disclosures because they may influence the users’ conclusions about the Company’s financial position and results of operations.

2.8 No Undisclosed Liabilities.

Except as set forth on Schedule 2.8, Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate (i) has not been reflected in the Latest Balance Sheet, or (ii) has not arisen in the ordinary course of business consistent with past practices since the Latest Balance Sheet and is in excess of $25,000.

2.9 No Changes.  Except as set forth on Schedule 2.9, since the date of the Latest Balance Sheet there has not been, occurred or arisen any:

(a) transaction by Company except in the ordinary course of business as conducted on that date and consistent with past practices;

(b) amendments or changes to the organizational documents of Company;

(c) capital expenditure or commitment by Company exceeding $10,000 individually or $25,000 in the aggregate;

(d) payment, discharge or satisfaction, in any amount in excess of $10,000 individually, or $25,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Balance Sheet;

(e) destruction of, damage to, or loss of any material assets, material business or material customer of Company (whether or not covered by insurance);

(f) strike, work stoppage, organizational activities, labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

(g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company other than as required by GAAP;

(h) change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(i) revaluation by Company of any of its assets;

(j) declaration, setting aside or payment of a dividend or other distribution (whether in cash, shares, stock or property) in respect of any Company Common Stock, or any split, combination or reclassification in respect of any shares of Company Common Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock, or any direct or indirect repurchase, redemption, or other acquisition by Company of any shares of Company Common Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefore);

(k) increase in the salary or other compensation payable or to become payable by Company to any of their officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment by Company of a severance payment, termination payment, parachute or employment continuation payment, bonus or other additional salary or compensation to any such person, except (i) as required by law, (ii) pursuant to requirements of pre-existing Contracts, all of which are set forth on Schedule 2.9(k), or (iii) in the ordinary course;

(l) except for grants of non-exclusive licenses to Company Intellectual Property or other licenses granted in the ordinary course of business, all consistent with past practices, granted any licenses;

(m) except as set forth herein, sale, lease, license or other disposition of any of the material assets or material properties of Company or any creation of any security interest in such material assets or material properties;

(n) loan by Company to any Person, incurring by Company of any indebtedness, guaranteeing by Company of any indebtedness, issuance or sale of any debt securities of Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

(o) waiver or release of any right or claim of Company with respect to the Company’s assets, including any write-off or other compromise of any account receivable of Company;

(p) the commencement, settlement, notice or, to the Knowledge of Company threat of any lawsuit or proceeding or other investigation against Company (with respect to the Assets) or their affairs, or any reasonable basis for any of the foregoing;

(q) receipt of written notice of, or Knowledge of, any claim or potential claim of ownership by any person other than Company of Company Intellectual Property  owned by or developed or created by Company, or of infringement by Company of any other person’s or entity’s Intellectual Property;

(r) issuance or sale, or contract to issue or sell, by Company of any shares of Company Common Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Common Stock, or any securities, warrants, options or rights to purchase any of the foregoing;

(s) except for rights granted to the Company’s customers to use and/or modify deliverables , entered into any agreement or modification to agreement pursuant to which any other party was granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of Company;

(t) a Material Adverse Effect occurs; or

(u) agreement by Company, or any officer or employees on behalf of Company to do any of the things described in the preceding clauses (a) through (t) of this Section 2.9 (other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement.

2.10 Tax Matters.

.  Tax Returns and Audits.  Except as set forth on Schedule 2.10:

(a) As of the Closing Date, Company will have prepared and timely filed all material federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes of the Company that are required to have been filed and Company will have paid all Taxes shown to be due on such Returns.

(b) As of the Closing Date, Company will have paid all Taxes that have become due and payable and will have withheld with respect to its employees all federal, state, local and foreign income taxes, withholding taxes, Federal Insurance Contribution Act (“FICA”), Federal Unemployment Tax Act (“FUTA”) and other Taxes, to its Knowledge are required to be withheld.

(c) To the Company’s Knowledge, there is no Tax deficiency outstanding, assessed or proposed against it, nor has it executed any waiver of any statute of limitations on or extended the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Return of Company is presently in progress, nor has Company been notified in writing of any request for such an audit or other examination.

(e) Company has made available to Buyer or its legal counsel, copies of all foreign, federal, state and local income and all state and local sales and use Returns for Company for all periods since December 31, 2002.

(f) There are no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, “Liens”) on the assets of the Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable or being contested in good faith.

(g) None of the assets of Company is treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

(h) Company is not a party to any tax sharing, indemnification or allocation agreement, nor does it owe any amount under any such agreement.

(i) No adjustment relating to any Return filed by Company has been proposed in writing or, to the Knowledge of Company, otherwise, by any tax authority to Company.

2.11 Restrictions on Business Activities.  There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which Company is a party or otherwise binding upon Company, its assets or the business which has or may reasonably be expected to have the effect of (i) prohibiting or impairing any business practice of Company, or (ii) following the Closing, limiting or impairing Buyer’s conduct of the Business or use of or rights to the Assets, or (iii) prohibiting or impairing any acquisition of property (tangible or intangible) by Company, or otherwise limiting the freedom of Company to engage in any line of business or to compete with any person.  Without limiting the generality of the foregoing, Company has not entered into any agreement under which it is restricted from selling, licensing or otherwise distributing its products or from providing services to customers or potential customers or any class of their customers, in any geographic area, during any period of time, or in any segment of the market.

2.12 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment

(a) Company does not own any real property, nor has it ever owned any real property.  Schedule 2.12(a) sets forth a list of all real property currently leased by Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental payable under any such lease.  All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

(b) Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.

(c) Schedule 2.12(c) lists all material items of equipment (the “Equipment”) owned or leased by Company.  The Equipment is adequate for the operation of the Company and is in good operating condition, and properly maintained, subject to normal wear and tear.

(d) Company has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers.

(e) All of the assets, properties and rights of every type and description, real, personal tangible and intangible used by Company or any of its subsidiaries in the conduct of the Business as currently conducted are owned by Company free and clear of any Liens or are leased or licensed to Company, and pursuant to this Agreement and the transactions contemplated hereby will be transferred to Buyer as of the Closing Date.  All such leases and licenses have been provided to the Buyer or its counsel.

2.13 Company Intellectual Property.

(a) Schedule 2.13(a) lists all Registered Intellectual Property Rights owned by Company or filed in the name of Company (the “Company Registered Intellectual Property Rights”) and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights.

(b) Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Schedule 2.13(a) is free and clear of any Liens except as set forth on Schedule 2.13(b).  Company is the exclusive owner or a licensee of all Company Intellectual Property.

(c) To the extent that any Intellectual Property has been developed or created independently or jointly by any person other than Company for which Company has, directly or indirectly, paid, Company has a written agreement with such person with respect thereto, and Company thereby has obtained either (i) ownership of, and is the exclusive owner of, all such Intellectual Property therein and associated Intellectual Property Rights by operation of law or by valid assignment, or (ii) a license to such Intellectual Property and the associated Intellectual Property Rights.

(d) Company has not transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other person.

(e) Other than Intellectual Property and Intellectual Property Rights licensed to Company on a non-exclusive basis, Company Intellectual Property constitutes all the Intellectual Property and Intellectual Property Rights used in the conduct of the business by Company as it currently is conducted.

(f) Other than non-exclusive licenses, Schedule 2.13(f) lists all contracts, licenses and agreements to which Company is a party with respect to any Intellectual Property and Intellectual Property Rights including all reseller or distribution agreements.  No third party who has licensed Intellectual Property or Intellectual Property Rights to Company has ownership rights or license rights to improvements made by Company in such Intellectual Property which has been licensed to Company.

(g) Except for agreements entered into in the ordinary course, Schedule 2.13(g) lists all contracts, licenses and agreements between Company and any other person wherein or whereby Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by Company or such other person of the Intellectual Property Rights of any person other than Company.

(h) To the Knowledge of the Company the operation of the business by Company as it is currently conducted including but not limited to the design, development, use, import, manufacture and sale of the products, technology or services  of Company, has not, and does not infringe or misappropriate the Intellectual Property Rights of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction.  Company has not received any written notice from, or have any Knowledge concerning, any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of Company infringes or misappropriates the Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(i) Except as set forth on Schedule 2.13(i), each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.  Except as set forth on Schedule 2.13(i), there are no actions that must be taken by Company within sixty (60) days following the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property Rights.  In each case in which Company has acquired sole ownership of any Intellectual Property Rights from any person, Company has obtained an assignment that transfers all rights in such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to Company, and, to the extent required by, and in accordance with, Applicable Law and regulations, Company has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(j) There are no contracts, licenses or agreements between Company and any other person with respect to Company Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by Company thereunder.

(k) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer by operation of law or otherwise of any contracts or agreements to which Company is a party, will result in:  (i) Buyer granting to any third party any right to or with respect to any Company Intellectual Property, (ii) Buyer being bound by, or subject to, any non-compete or other material restriction on the operation or scope or its business, or (iii) Buyer being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Company in the absence of this Agreement or the transactions contemplated hereby.

(l) To the Knowledge of Company, no person is infringing or misappropriating any Company Intellectual Property.

(m) Company has taken what it believes are reasonable steps that are required to protect Company’s rights in confidential information and trade secrets of Company.  Without limiting the foregoing, Company has, and enforces, a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality agreements substantially in Company’s standard form(s), and since January 1, 2003, all current and former employees, consultants and contractors of Company have, executed such an agreement in substantially Company’s standard form.

(n) No Company Intellectual Property, or service of Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation binding on the Company that restricts in any manner the use, transfer or licensing thereof by Company or may affect the validity, use or enforceability of such Company Intellectual Property.

(o) No (i) product, technology, service or publication of Company, (ii) material published or distributed by Company, or (iii) conduct or statement of Company constitutes obscene material, a defamatory statement or material, an invasion of privacy or false advertising.

(p) Except as set forth on Schedule 2.13(p), none of the Company Intellectual Property was developed by or on behalf of or using grants or any other subsidies of any governmental entity.

2.14 Agreements, Contracts and Commitments.

(a) Except as set forth in or excepted from (by virtue of the specific exclusions contained in Schedule 2.13(f) or 2.13(g)) Schedule 2.13(f) and 2.13(g), or as set forth in Schedule 2.14(a), Company is not a party to nor is it bound by:

(i) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson, or consulting or sales agreement, contract, or commitment with a firm or other organization;

(ii) any agreement or plan, including, without limitation, any stock or share option plan, stock or share appreciation rights plan or stock or share purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any fidelity or surety bond or completion bond;

(iv) any lease of personal property having a value in excess of $10,000 individually or $25,000 in the aggregate;

(v) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000 individually or $25,000 in the aggregate;

(vi) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise;

(vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(viii) any purchase order or contract for the purchase of materials involving in excess of $10,000 individually or $25,000 in the aggregate;

(ix) any construction contracts;

(x) any dealer, distribution, joint marketing or development agreement;

(xi) any sales representative, original equipment manufacturer, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of any product, technology or service of Company; or

(xii) any other agreement, contract or commitment that involves $10,000 individually or $25,000 in the aggregate or more or is not cancelable without penalty within thirty (30) days.

2.15 Interested Party Transactions  No officer, director, or stockholder of Company (nor any ancestor, sibling, descendant or spouse of any of such person, or any trust, partnership or corporation in which any of such person has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that Company sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to Company any goods or services, or (iii) a beneficial interest in any Contract to which Company is a party; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.15.

2.16 Governmental Authorization.  Each consent, license, permit, grant or other authorization (i) pursuant to which Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the business conducted by Company using the Assets as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to Company.  Except for those Company Authorizations, which the failure of the Company to obtain and hold will not have a Material Adverse Effect, Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit Company to operate or conduct its business or hold any interest in its properties or assets as presently conducted.

2.17 Litigation.   Except as set forth on Schedule 2.17, there is no action, suit, claim or proceeding of any nature pending, or threatened, against Company, its properties (tangible or intangible), nor to its Knowledge is there any reasonable basis therefore.  There is no investigation or other proceeding pending or to its Knowledge threatened against Company or any of its properties (tangible or intangible) by or before any Governmental Entity, nor to its Knowledge is there any reasonable basis therefore.  No Governmental Entity has at any time challenged or questioned the legal right of Company to conduct its operations as presently or previously conducted or as presently contemplated to be conducted.

2.18 Accounts Receivable

(a) Company has made available to Buyer a list of all accounts receivable of Company as of March 31, 2008, together with a range of days elapsed since invoice.

(b) All Company’s accounts receivable arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, and, to the best of Company’s Knowledge, are collectible except to the extent of reserves therefore set forth in the Balance Sheet or, for receivables arising subsequent to March 31, 2008, as reflected on the books and records of Company (which are prepared in accordance with GAAP).  No person has any Lien on any of Company’s accounts receivable and no request or agreement for deduction or discount has been made with respect to any of Company’s accounts receivable.

2.19 Minute Books  The minutes of Company made available to counsel for Buyer are the only minutes of Company and contain accurate summaries of all meetings or actions by written consent of the board of directors (or committees thereof) of Company and all actions of stockholders by written consent since the time of incorporation or organization of Company.

2.20 Environmental Matters

(a) Hazardous Material.  Company has not:  (i) operated any underground storage tanks at any property that Company has at any time owned, operated, occupied or leased, or (ii) illegally released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained.  No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities.  Company has not transported, stored, used, manufactured, disposed of, released or exposed their employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Permits.  Company currently holds all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of Company’s Hazardous Material Activities, and other businesses of Company as such activities and businesses are currently being conducted and as currently contemplated to be conducted.

(d) Environmental Liabilities.  No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of Company, threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Company.  Company has no Knowledge of any fact or circumstance which could involve Company, in any environmental litigation or impose upon Company any environmental liability.

2.21 Brokers’ and Finders’ Fees.  Company has not incurred, nor will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

2.22 Employee Benefit Plans.

(a) Schedule 2.22(a) sets forth a complete and accurate list of each Employee Benefit Plan.  With respect to each Employee Benefit Plan, the Company has delivered, or caused to be delivered, to the Buyer true and complete copies of (i) the plan document, trust agreement and any other document (including amendments thereto) governing such Employee Benefit Plan, (ii) the summary plan description, (iii) all Form 5500 annual reports and attachments filed within the past two (2) years, and (iv) the most recent IRS determination letter, if any, for such Employee Benefit Plan.

(b) To the Knowledge of the Company, all the Employee Benefit Plans conform in all material respects to, and are being administered in and operated in material compliance with their respective terms, the requirements of ERISA, the Code and all other applicable laws.  No audit or investigation of an Employee Benefit Plan by a Governmental Entity has occurred in the last three years and there are no actions, suits or claims (other than routine claims for benefits) pending, or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Plan.

(c) The form and operation of each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified and exempt.  any such Internal Revenue Service determination remains in effect and has not been revoked.

(d) The Company does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to (i) a plan subject to Title IV of ERISA (including, without limitation, a “multiemployer plan”) (within the meaning of Section 3(37) of ERISA)); (ii) a “multiple employer plan” (within the meaning of section 413 of the Code); (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); or (iv) post-employment medical or death benefits, except as required under COBRA.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (either alone or in conjunction with any other event result in: (i) any payment to or acceleration, vesting or increase in the rights of any current or former service provider of the Company, or (ii) any “excess parachute payment” as defined in Section 280G of the Code to any current or former service provider of the Company.

(f) This Section 2.22 represents the sole and exclusive representations and warranties of the Company regarding employee benefit matters.

2.23 Insurance. Schedule 2.23 lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers, directors, members and managers of Company.  There is no claim by Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid, and Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).  Company does not have any Knowledge of threatened termination of, or premium increase with respect to, any of such policies or bonds.

2.24 Compliance with Laws  Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

2.25 Warranties; Indemnities   Except for the warranties and indemnities contained in those contracts and agreements set forth in Schedules 2.13(f), 2.13(g) or 2.14(a) and warranties implied by law, Company has not given any warranties or indemnities relating to products or technology sold or services rendered by Company.

2.26 Complete Copies of Materials and Documents.   Company has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by Buyer or its counsel.

2.27 Company Employee Work Permit Status. Company has complied with all United States visa requirements, all employees are retained by Company in compliance with such laws, and the Merger and transfer of the Company employees as contemplated by this Agreements will not result in the loss or impairment of any employee’s qualification to work in the U.S. as an employee of Buyer following the Closing.  Company has provided Buyer or its counsel with all social security no match letters and notices, and all similar notifications, received by Company within the two years prior to the Closing.

2.28 Representations Complete  None of the representations or warranties made by Company or Stockholder’s Representative (as modified by the Disclosure Schedules) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by Company or Stockholder’s Representative pursuant to this Agreement contains, or will contain at the Closing Date, any untrue statement of a material fact.

2.29 Limitation to United States Laws. Notwithstanding anything to the contrary contained in this Agreement, including without limitation, this ARTICLE II, the representations and warranties made by the Company with respect to the Company shall be limited, in both scope and applicability, to the laws of the United States.

2.30 No Other Representations or Warranties; Disclosure Schedules. Except for the representations and warranties contained in this ARTICLE II (as modified by the Disclosure Schedules hereto as supplemented or amended in accordance with the terms hereof), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company, its officers, directors, employees, agents or representatives.  Except for the representations and warranties contained in ARTICLE II hereof (as modified by the Disclosure Schedules hereto as supplemented or amended in accordance with the terms hereof), the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or Acquisition Sub or their directors, managers, officers, employees, agents or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer or Acquisition Sub by the Company or any director, officer, stockholder, employee, agent, consultant, or representative of the Company).

2.31 No Knowledge of Misrepresentations or Omissions. Neither the Company nor any of its Affiliates has actual Knowledge that the representations and warranties of the Buyer or Acquisition Sub contained in this Agreement are not true and correct in all material respects.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer and Acquisition Sub hereby, jointly and severally, represent and warrant to Company subject to the exceptions specifically disclosed in the Disclosure Schedules supplied by Buyer and Acquisition Sub to Company and dated as of the date hereof and attached hereto, that on the date hereof and as of the Closing Date as though made at the Closing Date, as follows:

3.1 Organization, Standing and Corporate Power.

(a) Each of Buyer and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to have such governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each of Buyer and Acquisition Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties requires it to be so qualified, licensed or in good standing, except for such jurisdictions where the failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Buyer has furnished or made available to the Company true and complete copies of the Restated Certificate of Incorporation of Buyer, as amended through the date of this Agreement (as so amended, the “Buyer Certificate of Incorporation”); the Bylaws of Buyer, as amended through the date of this Agreement (as so amended, the “Buyer Bylaws” and together with the Buyer Certificate of Incorporation, the “Buyer Organizational Documents”); and the comparable charter and organizational documents of Acquisition Sub as amended through the date of this Agreement.  The Buyer Certificate of Incorporation and the Buyer Bylaws are in full force and effect and have not been amended or otherwise modified.  Buyer is not in material violation of any provision of the Buyer Certificate of Incorporation or the Buyer Bylaws, and Acquisition Sub is not in material violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents.  Buyer has made available to the Company complete and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the stockholders of the Buyer, the Buyer Board of Directors (the “Buyer Board”) and the committees of the Buyer Board, in each case held since January 1, 2005 and prior to the date hereof.

3.2 Authority.  Buyer and Acquisition Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and Acquisition Sub.  This Agreement has been duly executed and delivered by Buyer and Acquisition Sub and constitutes the valid and binding obligation of Buyer and Acquisition Sub, enforceable in accordance with its terms, except as such enforceability may be limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.  The execution and delivery by Buyer of this Agreement does not, and the performance and consummation of the transactions contemplated by this Agreement will not result in any conflict with, breach of, violation of, or default, termination or forfeiture under any terms or provisions of its certificate of incorporation, bylaws or other organizational documents or any contract or agreement filed as an exhibit to the Filed Buyer SEC Reports, the breach, violation, default, termination or forfeiture of which would result in a Material Adverse Effect upon the ability of Buyer to consummate the transactions contemplated hereby.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

3.3 Capitalization.

(a) Schedule 3.3(a) attached hereto accurately and completely reflects (i) the authorized capital stock of Buyer and (ii) the total capitalization of Buyer, including any outstanding securities convertible, exchangeable or exercisable for shares of Buyer’s common stock and any amounts required to be paid in connection with such conversion, exchange or exercise of such securities, in each case as of the date hereof.  Except as provided on Schedule 3.3(a), and except as set forth herein, no equity securities of Buyer are or may become required to be issued by reason of any options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of Buyer, and there are no contracts, commitments, understandings or arrangements by which Buyer is or may be bound to issue or sell additional shares of Buyer common stock or securities convertible into or exchangeable or exercisable for any Buyer common stock.

(b) The authorized capital stock of Acquisition Sub consists of ten million (10,000,000) shares of common stock, each with par value of $0.00001 per share (“Acquisition Sub Common Stock”), one million of which are issued and outstanding.  Buyer is the legal and beneficial owner of all of the issued and outstanding Acquisition Sub Common Stock.  Acquisition Sub was formed at the direction of Buyer solely for the purposes of effecting the Merger and the other transactions contemplated hereby.  Except as required by or provided for in this Agreement, Acquisition Sub (i) does not hold, nor has it held, any assets, (ii) does not have, nor has it incurred, any liabilities and (iii) has not carried on any business activities other than in connection with the Merger and the transactions contemplated hereby.  Except for the transactions anticipated by this Agreement, Acquisition Sub does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Acquisition Sub to issue, transfer or sell any Acquisition Sub Common Stock to any Person, other than Buyer.

3.4 Buyer Intellectual Property

(a) Buyer owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for Buyer to engage in its business as now conducted.

(b) Buyer’s ADS and ACS software (“Buyer’s Software”) does not interfere with and has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and Buyer has not ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation based on or related to Buyer’s Software (including any claim that Buyer must license or refrain from using any intellectual property rights of any third party).  With respect to Buyer’s Software, (a) it is not subject to any outstanding injunction, judgment, order, decree, ruling or charge and (b) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or is threatened which challenges the legality, validity, enforceability, use or ownership of Buyer’s Software.  There is no proceeding pending or threatened, nor has any claim or demand been made that challenges the legality, validity, enforceability or ownership of any item of Intellectual Property related to Buyer’s Software or alleges a claim of infringement of any patents, copyrights or violation of any trade secret or other proprietary right of any third party.  To the Knowledge of Buyer, no third party has disclosed, interfered with, infringed upon, made unauthorized use, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Buyer with respect to Buyer’s Software.  Buyer has not brought a proceeding alleging infringement of any of Buyer’s Intellectual Property related to Buyer’s Software or breach of any license or agreement involving Buyer’s Intellectual Property related to Buyer’s Software against any third party.

3.5 SEC Filings; Financial Statements.

(a) None of the Acquisition Sub or Buyer has failed to file all forms, reports, statements and documents required to be filed with the SEC since December 31, 2007 (the “Buyer SEC Reports”), and has complied in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, the Exchange Act and the rules and regulations promulgated thereunder, and the Sarbanes-Oxley Act and the rules and regulations thereunder, each as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent Buyer SEC Report filed or furnished to the SEC by Buyer, and in either case, publicly available prior to the date hereof (each, a “Buyer Filed SEC Report”).  None of the Buyer SEC Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed or currently contains, and any Buyer SEC Reports filed with the SEC subsequent to the date hereof will not contain, any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent Buyer Filed SEC Report.

(b) Except to the extent updated, amended, restated or corrected by a subsequent Buyer Filed SEC Report, all of the financial statements included in the Buyer SEC Reports, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the “Buyer Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, year-end audit adjustments which are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect).  The consolidated balance sheets (including the related notes) included in such Buyer Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Buyer Filed SEC Report) fairly present, in all material respects, the consolidated financial position of Buyer and any Buyer subsidiaries at the respective dates thereof, and the consolidated statements of operations, stockholders' equity and cash flows (in each case, including the related notes) included in such Buyer Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent Buyer Filed SEC Report) fairly present, in all material respects, the consolidated statements of operations, stockholders' equity and cash flows of Buyer and any Buyer subsidiaries for the periods indicated, subject, in the case of the unaudited statements, to normal, year-end audit adjustments which are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each of the principal executive officer of Buyer and the principal financial officer of Buyer (or each former principal executive officer of Buyer and each former principal financial officer of Buyer, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Buyer SEC Reports, and the statements contained in such certifications are true and accurate, and Buyer is in full compliance with all requirements of the Sarbanes-Oxley Act.

3.6 Absence of Certain Changes or Events.  Except as contemplated by this Agreement, and except as set forth in the Buyer SEC Reports, since the date of the most recent audited financial statements included in the Buyer SEC Reports and through the date hereof, Buyer has conducted its business only in the ordinary course in all material respects and in a manner consistent with prior practice in all material respects and there has not been any event or occurrence of any condition that has had or is reasonably expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.  Except as contemplated by this Agreement, and except as set forth in the Buyer SEC Reports, since the date of the most recent audited financial statements included in the Buyer SEC Reports and through the date hereof, there has not been any material change in accounting methods, principles or practices employed by Buyer.

3.7 Litigation.  Except as set forth on Schedule 3.7, there is no action, suit, claim or proceeding of any nature pending or, to their Knowledge, threatened, against Buyer or Acquisition Sub, their properties (tangible or intangible) or any of its officers or directors, nor is there any reasonable basis therefore.  Except as set forth on Schedule 3.7, there is no investigation or other proceeding pending or, to their Knowledge, threatened against Buyer or Acquisition Sub or any of their properties (tangible or intangible) or any of their officers or directors by or before any Governmental Entity nor, to their Knowledge, is there any reasonable basis therefore.  No Governmental Entity has at any time challenged or questioned the legal right of Buyer or Acquisition Sub to conduct their operations as presently or previously conducted or as presently contemplated to be conducted.

3.8 Representations Complete.  None of the representations or warranties made by Buyer or Acquisition Sub (as modified by the Disclosure Schedules) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by Buyer or Acquisition Sub pursuant to this Agreement contains, or will contain at the Closing Date, any untrue statement of a material fact.

3.9 Matters Regarding the Buyer’s Stock.  Upon the issuance and delivery of the Buyer Stock in accordance with the terms of this Agreement, the Buyer Stock will be validly issued and outstanding Buyer Stock.

3.10 No Knowledge of Misrepresentations or Omissions.  None of Buyer, Acquisition Sub or any of their respective Affiliates has actual Knowledge that the representations and warranties of the Company contained in this Agreement are not true and correct in all material respects.

3.11 Brokers’ and Finders’ Fees.   Neither Buyer nor Acquisition Sub has incurred, and will not incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

3.12 No Other Representations or Warranties; Disclosure Schedules.  Except for the representations and warranties contained in this ARTICLE III (as modified by the Disclosure Schedules hereto as supplemented or amended in accordance with the terms hereof), neither Buyer, nor the Acquisition Sub, nor any other Person makes any other express or implied representation or warranty with respect to the Buyer or the Acquisition Sub or the transactions contemplated by this Agreement, and the Buyer and the Acquisition Sub disclaim any other representations or warranties, whether made by the Buyer or the Acquisition Sub, or their officers, directors, employees, agents or representatives.  Except for the representations and warranties contained in ARTICLE III hereof (as modified by the Disclosure Schedules hereto as supplemented or amended in accordance with the terms hereof), the Buyer and the Acquisition Sub hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Company or its directors, managers, Stockholders, officers, employees, agents or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Company by Buyer or Acquisition Sub or any director, officer, employee, agent, consultant, or representative of the Buyer or the Acquisition Sub).

ARTICLE IV

CONDUCT PRIOR TO THE CLOSING

4.1 Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Company agrees to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and, to the extent consistent with such business, use commercially reasonable efforts consistent with past practice and policies to preserve intact Company’s present business organization, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with Company, all with the goal of preserving Company’s goodwill and ongoing business at the Closing.  Except as expressly contemplated or required by this Agreement, Company shall not, without the prior written consent of Buyer:

(a) make or enter into any commitment to make any capital expenditure exceeding $10,000 individually or $25,000 in the aggregate;

(b) (i) except for the granting of non-exclusive licenses of object code relating to any products of Company shipping on the date hereof entered into in the ordinary course of business, consistent with past practices, sell, license or transfer to any person or entity any rights to any Company Intellectual Property or enter into any agreement with respect to any Company Intellectual Property with any person or entity or with respect to any Intellectual Property of any person or entity, (ii) buy or license any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any person or entity, (iii) enter into any agreement with respect to the development of any Intellectual Property with a third party, (iv) or change pricing or royalties charged by Company to their customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property to Company;

(c) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of Company;

(d) amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in the Disclosure Schedules;

(e) commence or settle any litigation;

(f) declare, set aside or pay any dividend on or make any other distribution (whether in cash, shares, stock or property) on account of, or split, combine or reclassify or otherwise alter any of the shares of the capital stock of Company;

(g) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of the capital stock of Company, or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares of the capital stock of Company;

(h) acquire or agree to acquire by merging or consolidating with, or by purchasing or selling any assets or equity securities of, or by any other manner, Company or any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or split-up or split-off any entity;

(i) sell, lease, license or otherwise dispose of any of Company’s properties or assets, except properties or assets which do not include Company Intellectual Property and only in the ordinary course of business and consistent with past practices;

(j) grant any severance or termination pay (i) to any director, stockholder, manager or officer or (ii) to any other employee, other than payments made pursuant to written agreements disclosed in the Disclosure Schedules;

(k) adopt or amend any employee stock or benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or other compensation of their employees, other than (i) as required by applicable law or (ii) pursuant to written agreements disclosed in the Disclosure Schedules;

(l) except for payments made pursuant to written agreements disclosed in the Disclosure Schedules, and salary payments made in the ordinary course of business, pay, discharge or satisfy, in an amount in excess of $10,000 (in any one case) or $25,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Balance Sheet (or the notes thereto) or constituting a trade payable or operating expense incurred in the ordinary course of business consistent with past practices since the Balance Sheet;

(m) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement or settle any claim or assessment in respect of material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(n) enter into any strategic alliance or joint marketing arrangement or agreement;

(o) amend the constitutional or organizational documents of Company;

(p) incur or guarantee any indebtedness or incur any other liabilities outside the ordinary course of business;

(q) grant any loan to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

(r) hire any employees;

(s) terminate any Key Employee (as defined in Section 6.3(e));

(t) take any other actions outside the ordinary course of business; or

(u) take, or agree in writing or otherwise to take, any of the actions described in Section 4.1(a) through Section 4.1(t) hereof, inclusive, or any other action that would (i) prevent Company or Stockholders’ Representative from performing or cause Company or Stockholders’’ Representative not to perform their respective covenants hereunder, or (ii) cause or result in any of their respective representations and warranties contained herein being untrue or incorrect.

4.2 No Solicitation.  Until the earlier of the Closing or the date of termination of this Agreement pursuant to the provisions of Section 8.1, Company will not (nor will Company cause any of Company’s officers, directors, agents, representatives, subsidiaries, or affiliates to) directly or indirectly, take any of the following actions with any party other than Buyer and its designees:  (a) solicit, encourage, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of Company’s properties, assets or technologies, or shares in the capital of Company (whether or not outstanding), whether by merger, purchase of assets, takeover offer, tender offer or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to any person or entity concerning their business, technologies or properties, or afford to any person or entity access to their properties, technologies, books or records, not customarily afforded such access, or (c) assist or cooperate with any person or entity to make any proposal to purchase all or any portion of the Assets or shares in the capital of Company, or (d) enter into any agreement with any person or entity providing for the acquisition of Company or any of the Assets, whether by merger, purchase of assets, tender offer or otherwise.  In the event that Company or any of its Affiliates shall receive, prior to the Closing or the termination of this Agreement, any offer, proposal, or request, directly or indirectly, of the type referenced in clause, as applicable, (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, Company shall immediately notify Buyer thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Buyer may reasonably request.  The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 are not performed in accordance with their specific terms or are otherwise breached and that it would be impossible or inadequate to measure and calculate Buyer’s damages from any breach of the covenants set forth in this Section 4.2.  Accordingly, Company agrees that if it breaches any provision of this Section 4.2, Buyer will have available, in addition to any other right or remedy otherwise available, the right to seek an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.  Company further agrees that no bond or other security shall be required in obtaining such equitable relief, nor will proof of actual damages be required for such equitable relief.  Company hereby expressly consents to the issuance of such injunctive relief, whether in the form of a temporary restraining order or otherwise, and to the ordering of such specific performance.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Access to Information.  Company shall afford Buyer and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the earlier of the Closing and termination of this Agreement to (i) all of Company’s properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by Applicable Law) of Company as Buyer may reasonably request. Company agrees to provide to Buyer and its accountants, counsel and other representatives copies of Company’s internal financial statements (including tax returns and supporting documentation) promptly upon request.  No information or knowledge obtained in any investigation pursuant to this Section 5.1 shall effect, limit or modify any of the representations and warranties of Company, contained herein, or the right of Buyer to rely thereon, or the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

5.2 Confidentiality.  All information or knowledge obtained in any investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of that certain Confidentiality Agreement dated October 19, 2007, previously executed by Company and Buyer, which agreement shall continue in effect in accordance with its terms.

5.3 Expenses.  Whether or not the Merger is consummated, all fees and expenses, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

5.4 Public Disclosure.  Without the consent of Buyer, no party shall issue any statement or communication to any third party (other than their respective agents and advisors) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefore, except as required under Applicable Law.

5.5 Consents.  Company shall obtain the consents, waivers and approvals required to be obtained under any of the Contracts to which Company is a party in connection with the Merger, including those consents, waivers and approvals set forth in Schedule 5.5.

5.6 Taking of Necessary Action; Further Action.  At any time, and from time to time on or after the Closing, at the reasonable request of the other party and without further consideration, Buyer, Company or Stockholders’ Representative will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as such other party may reasonably determine is necessary to consummate the transactions described herein and to assist such party in exercising all of its rights with respect to this Agreement and to otherwise carry out the purposes of this Agreement.  If, at any time after the Closing, any such further action is necessary or desirable, the managers, stockholders, officers and directors, as applicable, of each of Company and Buyer are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

5.7 Notification of Certain Matters.  Prior to the Closing, each party hereto shall deliver to the other parties hereto written notice of any event or development that occurs after the date hereof which, if it had occurred prior to the date hereof, would have caused or constituted a breach of any of the representations or warranties of such party contained in this Agreement (including such party’s disclosures contained in its respective Disclosure Schedules).  It is agreed that the furnishing of such corrected and supplemental information shall be deemed to amend such party’s disclosures contained in its respective Disclosure Schedules for all purposes hereunder, and such amended disclosures contained in its respective Disclosure Schedules shall be the definitive disclosures contained in its respective Disclosure Schedules for such party for all purposes hereunder, excluding, however, the satisfaction of the conditions to the obligations of each party hereto set forth in ARTICLE VI hereof.

5.8 Additional Documents and Further Assurances.  Each party hereto, at the request and expense of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby; provided that such transaction is performed in compliance with all Applicable Law.

5.9 New Employment Arrangements.  Each person listed on Schedule 5.9 shall be offered “at-will” employment by Buyer, to be effective as of the Closing Date, upon proof of citizenship or appropriate employment authorization from the U.S. Bureau of Citizenship and Immigration Services or the U.S. Department of State evidencing a right to work in the United States.  Such “at-will” employment arrangements will (i) be set forth in offer letters based on Buyer’s standard form (each, an  “Offer Letter”), (ii) be subject to and in compliance with Buyer’s standard human resources policies and procedures, (iii) have terms, including the position, salary and responsibilities of such employee, which will be determined by Buyer after consultation with Company’s management, and (iv) supersede any prior employment agreements and other arrangements with such employee in effect prior to the Closing Date (each such employee, a “Continuing Employee”).  Each Key Employee (as defined in Section 6.3(e)) shall execute an Offer Letter at the same time as the execution of this Agreement, which Offer Letters shall be effective as of the Closing Date.  In furtherance of the foregoing, Company shall terminate all employment agreements and other arrangements with such employees effective as of the Closing Date.

5.10 Post-Closing Audit.  Following the Closing, Stockholders’ Representative shall take such action as is necessary to cause the Company’s financial statements to be audited by auditors of his choosing, and at Stockholders’ sole expense, for the periods at December 31, 2006 and December 31, 2007, and for the 12 months each then ended and to be reviewed by such auditors for the period at March 31, 2008, and for the three months then ended (the “Post-Closing Audit”).

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(b) Governmental Approvals.  All approvals from Governmental Authorities (if any), and all consents from third parties deemed appropriate or necessary by any party to this Agreement shall have been timely obtained.

6.2 Additional Conditions to Obligations of Company.  The obligations of Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

(a) Representations, Warranties and Covenants.  The representations and warranties of Buyer and Acquisition Sub in this Agreement shall be true and correct in all respects on the date they were made and shall be true and correct in all material respects (except where the representations and warranties were qualified by materiality, in which case, they shall be true in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of that date, and Buyer and Acquisition Sub shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Closing.

(b) Certificates of Buyer and Acquisition Sub.  Company shall have been provided with certificates executed on behalf of each of Buyer and Acquisition Sub by their respective Secretary to the effect that, as of the Closing Date:

(i) all representations and warranties made by Buyer and Acquisition Sub in this Agreement (other than the representations and warranties as of a specified date, which will be true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time; and

(ii) all covenants and obligations under this Agreement to be performed by Buyer and Acquisition Sub on or before the Closing have been so performed in all material respects.

(c) Existing Convertible Debt of Buyer and Acquisition Sub.  Company shall have been provided with evidence that the terms of Buyer’s outstanding convertible promissory debt has been amended to provide that the maturity of such outstanding convertible promissory debt shall be no earlier than January 31, 2011, that the payment terms for the interest thereon are amended and such other changes to the terms and conditions to such indebtedness are made as set forth on Exhibit F.

6.3 Additional Conditions to the Obligations of Buyer and Acquisition Sub

.  The obligations of Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer and Acquisition Sub:

(a) Representations, Warranties.  The representations and warranties of Company in this Agreement (other than the representations and warranties of Company as of a specified date, which will be true and correct as of such date) shall be true and correct on the date they were made and, after giving effect to any changes to the Disclosure Schedules permitted by Section 5.7, shall be true and correct in all material respects (except where the representations and warranties were qualified by materiality, in which case, they shall be true in all respects) on and as of the Closing Date as though such representations and warranties were made on  and as of such time, provided, however, that if the changes to the Company Disclosure Schedules permitted by Section 5.7 correct an inaccuracy of any representation or warranty made by the Company on the date of this Agreement, disclose a breach of covenant on the part of the Company or disclose information that is reasonably likely to cause a Material Adverse Effect on the Company, then this condition shall only be deemed to have been satisfied if Buyer and Acquisition Sub proceed to consummate the transactions contemplated by this Agreement, in which case the amended Company Disclosure Schedules shall be the definitive Company Disclosure Schedules for all purposes hereunder.

(b) Covenants.  The Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with as of the Closing.

(c) Officer’s Certificate.  Each of Buyer and Acquisition Sub shall have been provided with a certificate executed on behalf of Company by an officer to the effect that, as of the Closing:

(i) all representations and warranties made by Company in this Agreement (other than the representations and warranties as of a specified date, which will be true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such time;

(ii) all covenants and obligations under this Agreement to be performed by Company on or before the Closing have been so performed in all material respects; and

(iii) the conditions to the obligations of Buyer and Acquisition Sub set forth in this Section 6.3 have been satisfied (unless otherwise waived in accordance with the terms hereof).

(d) Third Party Consents.  Any and all consents, waivers, approvals and assignments listed on the Disclosure Schedules shall have been obtained, including but not limited to, each assignment and consent listed on Schedule 5.5 and each consent necessary to effectuate the transactions contemplated by this Agreement.

(e) Employment Arrangements.  As of the Closing, the Key Employees listed on Schedule 6.3(e) (the “Key Employees”), shall have accepted and entered into “at-will” employment arrangements with Buyer or Acquisition Sub and shall be employees of Buyer or Acquisition Sub at the Closing, subject to, and in compliance with, Buyer’s or Acquisition Sub’s standard human resources policies and procedures.  Such employment arrangements will supersede any prior employment agreements and other arrangements between Company and their employees.

(f) Instruments of Transfer.  All actions to be taken by Company or Stockholders’ Representative in connection with the Merger and all certificates, opinions, instruments, and other documents required to effect the Merger will be reasonably satisfactory in form and substance to Buyer and shall have been completed or delivered to Buyer, as applicable, prior to the Closing.

(g) Secretary’s Certificate.  Buyer and Acquisition Sub shall have received a certificate, validly executed by the Secretary of Company, certifying (i) a true and complete copy of each of the Company’s certificate of incorporation or equivalent document as in effect on the Closing Date is attached thereto, (ii) a true and correct copy of each of the Company bylaws or equivalent document as in effect on the Closing Date is attached thereto, (iii) a true and correct copy of the resolutions adopted by Company’s board of directors authorizing the execution and performance of this Agreement and the transactions contemplated hereby is attached thereto, (iv) a true and correct copy of the resolutions adopted by Company’s stockholders approving the transactions contemplated hereby is attached thereto, and (v) Company’s incumbent officers and their respective specimen signatures set forth on such certificate are their respective genuine signatures.

(h) Line of Credit Assignment.  Wachovia Bank, N.A. shall have consented to continue the Company’s line of credit in the aggregate amount of $250,000 pursuant to its terms (except for any undertakings by Stockholders) after the Effective Time.

(i) Proprietary Information Agreements.  Each Key Employee shall have entered into a proprietary information and invention assignment agreement in a form acceptable to Buyer or Acquisition Sub and their counsel.

            ARTICLE VII

SURVIVAL; LIMITATION OF LIABILITY; INDEMNIFICATION

7.1 Survival of Representations and Warranties.  All claims for breach or inaccuracy of any of the representations and warranties of the Company, Buyer and Acquisition Sub contained in this Agreement shall survive the execution and delivery hereof and, except for (i) claims for breach of Company’s representations and warranties with respect to Taxes in Section 2.10, which shall survive the Merger and continue in full force and effect until the date that is the ninetieth (90) day after the date on which the statute of limitations applicable to the subject matter addressed thereunder expires and (ii) claims for breach of Company’s representations and warranties with respect to its capitalization in Section 2.2 which shall be unlimited in duration, shall survive the Merger until 5:00 p.m., Philadelphia, Pennsylvania time, on the date that is eighteen (18) months following the Effective Time, (the “Survival Date”).  Without limiting the generality of the foregoing, with respect to a breach or inaccuracy of any representation or warranty for which notice is given prior to 5:00 p.m., Philadelphia, Pennsylvania time, on the Survival Date (each, a “Noticed Claim”), the indemnification obligation set forth in Sections 7.2 and 7.3 below shall survive the Survival Date until each such Noticed Claim is resolved.

7.2 Company Indemnification.  Subject to the limitations set forth in this Agreement, from and after the Effective Time, Buyer and Surviving Corporation and each of their respective successors and assigns (the “Buyer Indemnified Parties”) shall have the right to recover solely from and set-off against either (i) the principal amount of the Note or, (ii) in the event the Note has been converted into Conversion Shares, the redemption price payable for any Conversion Shares redeemed pursuant to the terms of the Pledge Agreement, up to an aggregate amount not to exceed $2,000,000, in each case in accordance with Section 7.7 of this Agreement, after the Effective Time the amount of any and all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ and other professional’s fees and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”), incurred or sustained by the Buyer Indemnified Parties directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of Company or Stockholder’s Representative contained in this Agreement; (ii) any failure by Company or Stockholder’s Representative to perform or comply with any covenant contained herein; (iii) any inaccuracy contained in any certificate or other instrument delivered by Company or Stockholder’s Representative pursuant to this Agreement, or (iv) any material difference between the Latest Balance Sheet and the Post-Closing Audit.  Notwithstanding the foregoing, there shall be no right to indemnification pursuant to this ARTICLE VII unless and until aggregate Losses in excess of $100,000 (the “Threshold Amount”) have been finally adjudicated, in which event Buyer Indemnified Parties shall be entitled to set-off against the Note all such Losses in excess of the Threshold Amount.

7.3 Buyer’s Indemnification.  Subject to the limitations set forth in this Agreement, from and after the Effective Time, Buyer shall indemnify and hold harmless the Stockholders, in their respective ownership percentages set forth on Exhibit A, by and through the Stockholders’ Representative, and each of their respective heirs, assigns and personal representatives (the “Company Indemnified Parties”), from and against all Losses incurred or sustained by the Company Indemnified Parties directly or indirectly as a result of (i) any inaccuracy or breach of a representation or warranty of Buyer or Acquisition Sub contained in this Agreement; (ii) any failure by Buyer or Acquisition Sub to perform or comply with any covenant contained herein; or (iii) any inaccuracy contained in any certificate or other instrument delivered by either Buyer or Acquisition Sub pursuant to this Agreement.  Notwithstanding the foregoing, there shall be no right to indemnification pursuant to this ARTICLE VII unless and until aggregate Losses in excess of $100,000 (the “Threshold Amount”) have been finally adjudicated against either Buyer or Acquisition Sub, in which event Company Indemnified Party shall be entitled to recover all such Losses in excess of the Threshold Amount.

7.4 Stockholder’s Indemnification.  Subject to the limitations set forth in this Agreement, from and after the Effective Time, Stockholders in their respective ownership percentages set forth on Exhibit A shall indemnify and hold harmless the Buyer Indemnified Parties from and against all Losses incurred or sustained by the Buyer Indemnified Parties directly or indirectly as a result of (i) claims for breach of Company’s representations and warranties with respect to Taxes in Section 2.10, and (ii) claims for breach of Company’s representations and warranties with respect to its capitalization in Section 2.2.  Notwithstanding the foregoing, there shall be no right to indemnification pursuant to this ARTICLE VII unless and until aggregate Losses in excess of $100,000 (the “Threshold Amount”) have been finally adjudicated, in which event Buyer Indemnified Parties shall be entitled to recover all such Losses in excess of the Threshold Amount.

7.5 Limitations; Maximum Payments; Remedies

(a) The maximum liability of

(i) Company for its indemnification obligations pursuant to this ARTICLE VII if the Closing occurs shall be limited to (i) the principal amount of the Note or, (ii) in the event the Note has been converted into Conversion Shares, the redemption price payable for any Conversion Shares redeemed pursuant to the terms of the Pledge Agreement, up to an aggregate amount not to exceed $2,000,000 (such applicable amount, the “Indemnity Cap”) and such liabilities shall be satisfied solely by setoff against such principal amount or redemption price, as applicable; and

(ii) Buyer or Acquisition Sub for their respective indemnification obligations pursuant to this ARTICLE VII if the Closing occurs shall be limited in the aggregate to Two Million Dollars ($2,000,000).

(b) No party shall be liable for any punitive, indirect or consequential damages, lost profits or diminution in value arising out of, based upon or resulting from the transactions contemplated by this Agreement, or any breach of any representation or warranty in this Agreement (other than as may be payable to a third party).

(c) Notwithstanding the limitation on the maximum liability of Company and Stockholders as set forth in paragraph (a) of this Section 7.5, the maximum liability for claims based on (i) breaches of Company’s representations and warranties with respect to Taxes in Section 2.10, and (ii) breaches of Company’s representations and warranties with respect to its capitalization in Section 2.2 shall be limited in the aggregate to the fair market value on the Closing Date of the Common Merger Consideration and the Notes.

7.6 Payment; Procedure for Indemnification.

(a) In the event that a Person shall suffer an Indemnifiable Loss and seek indemnification under this ARTICLE VII (the “Indemnified Party”) he, she or it shall give prompt written notice upon discovering or becoming aware of any claim to (i) the Buyer and Acquisition Sub in the case of indemnity sought under Section 7.3, or (ii) Stockholders’ Representative in the case of indemnity sought under Section 7.2 (the party receiving such notice, and the party(ies) from whom indemnification under this Article is sought, the “Indemnifying Party”) of the amount of the Loss, together with reasonably sufficient information in reasonable detail to enable the Indemnifying Party to determine the accuracy, amount and nature of the claimed Loss (the “Indemnity Notice”).  The failure of any Indemnified Party to give the Indemnifying Party the Indemnity Notice promptly after actual notice of the Loss shall not release the Indemnifying Party of liability under this ARTICLE VII; provided, however that the Indemnifying Party shall not be liable for Losses incurred by the Indemnified Party that would not have been incurred but for the delay in the delivery of, or the failure to deliver, the Indemnity Notice.  In the event of a dispute concerning the foregoing provisions, the burden of proving that Losses incurred by the Indemnified Party that would not have been incurred but for the delay in the delivery of, or the failure to deliver, the Indemnity Notice shall be on the Indemnifying Party.  Within sixty (60) days after the receipt by the Indemnifying Party of the Indemnity Notice, the Indemnifying Party shall do one of the following and decide whether or not to raise any objection: (i) pay to the Indemnified Party an amount equal to the Loss or (ii) object to such claim, in which case the Indemnifying Party shall give written notice to the Indemnified Party of such objection together with the reasons therefore, it being understood that the failure of the Indemnifying Party to so object shall preclude the Indemnifying Party from asserting any claim, defense or counterclaim relating to the Indemnifying Party’s failure to pay any Loss that was the subject of such Notice; provided any such objection by the Indemnifying Party (not otherwise resolved) shall be subject to the arbitration provisions set forth in Section 12.11.  The Indemnifying Party’s objection shall not relieve the Indemnifying Party from its obligations under this ARTICLE VII.

(b) In the event the facts giving rise to the claim for indemnification under this ARTICLE VII shall involve any action or threatened claim or demand by any third party against the Indemnified Party, the Indemnified Party, within the earlier of, as applicable, ten (10) days after receiving a written notice of the filing of a lawsuit or sixty (60) days after receiving notice of the existence of a claim or demand giving rise to the claim for indemnification, shall send written notice of such claim to the Indemnifying Party (the “Claim Notice”).  The failure of the Indemnified Party to give the Indemnifying Party the Claim Notice shall not release the Indemnifying Party of liability under this Article; provided, however, that the Indemnifying Party shall not be liable for Losses incurred by the Indemnified Party that would not have been incurred but for the delay in the delivery of, or the failure to deliver, the Claim Notice.  In the event of a dispute concerning the foregoing provisions, the burden of proving that Losses incurred by the Indemnified Party that would not have been incurred but for the delay in the delivery of, or the failure to deliver, the Claim Notice shall be on the Indemnifying Party.  The Indemnifying Party shall be entitled to defend such claim in the name of the Indemnified Party at the Indemnifying Party’s own expense and through counsel of the Indemnifying Party’s own choosing; provided, that if the applicable claim or demand is against, or if the defendants in any such Legal Proceeding shall include, both the Indemnified Party and the Indemnifying Party and the Indemnified Party reasonably concludes that there are defenses available to it that are different or additional to those available to the Indemnifying Party or if the interests of the Indemnified Party may be reasonably deemed to conflict with those of the Indemnifying Party, then the Indemnified Party shall have the right to select separate counsel and to participate, at its cost, the defense of such claim, demand or Legal Proceeding.  The Indemnifying Party shall give the Indemnified Party notice in writing within thirty (30) days after receiving the Claim Notice from the Indemnified Party in the event of litigation, or otherwise within sixty (60) days, of its intent to defend such claim.  Whenever the Indemnifying Party is entitled to defend any claim under this Section, the Indemnified Party may elect, by notice in writing to the Indemnifying Party, to continue to participate through its own counsel, at the Indemnified Party’s expense, but the Indemnifying Party shall have the right to control the defense of the claim or the litigation.

(c) Notwithstanding any other provision contained in this Agreement, the party controlling the defense of the claim or the litigation shall not settle any such claim or litigation without the prior written consent of the Indemnifying Party for the other party, which consent shall not be unreasonably withheld.  In the event that the Indemnifying Party is controlling the defense of the claim or the litigation and shall have negotiated a settlement thereof, which proposed settlement is substantively final and unconditional as to the parties thereto (other than the consent of the Indemnifying Party for the Indemnified Party required under this Section 7.6(c)) and contains an unconditional release of the Indemnified Party and does not include the taking of any actions by, or the imposition of any restrictions on the part of the Indemnified Party, the Indemnified Party shall not unreasonably refuse to consent to such settlement.  The liability of the Indemnifying Party under this ARTICLE VII, upon the ultimate disposition of such litigation or claim, shall be limited to the amount of the proposed settlement; provided, however, that in the event the proposed settlement shall require that the Indemnified Party make an admission of liability, a confession of judgment, or shall contain any other non-financial obligation which, in the reasonable judgment of the Indemnified Party, renders such settlement unacceptable, then the Indemnified Party’s failure to consent shall not give rise to the foregoing limitation of the Indemnifying Party’s liability as provided for in this Section, and the Indemnifying Party shall continue to be liable to the full extent of such litigation or claim.

(d) The party controlling the defense of the claim or the litigation shall provide to the non-controlling party a report as to the status of each claim for indemnification pursuant to this ARTICLE VII no less frequently than once every three months so long as such claim is outstanding, and whenever reasonably requested by the Indemnified Party.

(e) The non-controlling party in the defense of the claim or the litigation shall have the right to consult with the controlling party and the controlling party shall facilitate such consultation with respect to the conduct and results of the proceeding and the strategy of the controlling party for addressing the matters that are the basis of such claim.  Upon reasonable request by the non-controlling party, the controlling party shall provide the notice, copies, access and right of consultation provided for herein with respect to any claim for indemnification pursuant to this Agreement.

7.7 Payment

.  Subject to the provisions of Section 7.9 below:

(a) Upon final determination of the amount of an Indemnifying Party’s liability for an Indemnifiable Loss under this ARTICLE VII, the Indemnifying Party shall pay such amount to the Indemnified Party no later than the date that is ten (10) Business Days after such determination (“Indemnity Payment Date”).  In the event that the Buyer is the Indemnified Party and is not paid such amount in full on or before the Indemnity Payment Date, the Buyer must setoff and apply all or a portion of the full amount of any Losses to which it is entitled pursuant to this ARTICLE VII against either (i) the principal amount of the Note or, (ii) in the event the Note has been converted into Conversion Shares, the redemption price payable for any Conversion Shares redeemed pursuant to the terms of the Pledge Agreement, up to an aggregate amount not to exceed $2,000,000, in each case, pursuant to the terms of that certain Note Pledge Agreement (the “Pledge Agreement”), substantially in the form of Exhibit E attached hereto.  In no event shall Buyer’s setoff pursuant to this Section 7.7(a) and the Pledge Agreement exceed the Indemnity Cap.

(b) Buyer’s right to setoff against (i) the principal amount of the Note or, (ii) in the event the Note has been converted into Conversion Shares, the redemption price payable for any Conversion Shares redeemed pursuant to the terms of the Pledge Agreement, up to an aggregate amount not to exceed $2,000,000, shall survive until the Survival Date, unless Buyer shall have properly given notice of its exercise of its right to setoff on or prior to the Survival Date, in which event the right of setoff shall continue until all outstanding indemnification claims have been conclusively determined and been paid.

7.8 Sole Remedy.  From and after the Effective Time, the rights set forth in this ARTICLE VII shall be the Indemnified Parties’ sole and exclusive remedies with respect to any and all claims relating to this Agreement, the parties hereto, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby, except in the case of intentional misrepresentation, fraud and criminal acts as well as, from and after the effective time, remedies of specific performance, injunction and other equitable relief.

7.9 Termination Upon Change of Control.  Notwithstanding anything herein to the contrary, the rights and obligations of the Parties set forth in this ARTICLE VII shall terminate immediately upon a Change of Control and any claim for indemnification hereunder, including any Noticed Claim, Indemnity Notice, or Claim Notice, shall be deemed withdrawn and released by the Party making such claim or providing such notice.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination.  Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a) by mutual consent of Company on the one hand, and Buyer and Acquisition Sub on the other hand;

(b) by Company on the one hand or Buyer and Acquisition Sub on the other hand if:  (i) there shall be a final nonappealable order of a federal, state or other court in effect preventing consummation of the Merger; or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal, or (iii) the Closing has not occurred by June 1, 2008 (the “Outside Date”); provided that no party may terminate this Agreement pursuant to this clause if such failure to timely Close on or before the Outside Date is due to the failure of such terminating party to fulfill its obligations hereunder;

(c) by Buyer and Acquisition Sub if they are not in material breach of their respective obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Company and such breach has not been cured within ten (10) calendar days after written notice to Company (provided that, no cure period shall be required for a breach which by its nature cannot be cured); or

(d) by Company if not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer or Acquisition Sub and such breach has not been cured within ten (10) calendar days after written notice to Buyer and Acquisition Sub (provided that, no cure period shall be required for a breach which by its nature cannot be cured).

Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the board of directors of the party taking such action.

8.2 Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Company, or their respective officers, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; provided further that, the provisions of Sections 5.2, 5.3, 5.4, this Section 8.2, and Section 10.2 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Amendment.  Except as is otherwise required by Applicable Law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver.  At any time prior to the Closing, Company, Buyer and Acquisition Sub may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

CLOSING

9.1 Deliveries of the Buyer and Acquisition Sub.  At the Closing, the Buyer and Acquisition Sub, as applicable, shall deliver to the Company the following items and documents:

(a) the Common Merger Consideration;

(b) a certificate from the Secretary or Assistant Secretary of each of the Buyer and Acquisition Sub dated the Closing Date, certifying (i) a true and complete copy of the Buyer’s Organizational Documents (ii) a true and correct copy of the resolutions adopted by each of the Buyer’s and Acquisition Sub’s directors authorizing the execution and performance of this Agreement and the transactions contemplated hereby is attached thereto, and (iii) each of the Buyer’s and Acquisition Sub’s incumbent officers and their respective specimen signatures set forth on such certificate are their respective genuine signatures;

(c) the Offer Letters, duly executed by the Buyer or Acquisition Sub;

(d) each of the Pledge Agreements duly executed by the Buyer or Acquisition Sub;

(e) evidence that the terms of Buyer's outstanding convertible promissory debt has been amended as provided in Section 6.2(c).

(f) a certificate issued by the Secretary of State of Delaware as to the good standing of the Buyer and Acquisition Sub in such jurisdiction, dated within fifteen (15) days of the Closing Date; and

(g) the certificates required by Section 6.2(b).

9.2 Deliveries of the Company.  On the Closing Date, the Company and the Stockholders’ Representative, as applicable, shall deliver to the Buyer, the following items and documents:

(a) the Company Stock certificates;

(b) the Pledge Agreements;

(c) a certificate issued by the Secretary of State or other appropriate officials of the State of Delaware as to the subsistence or good standing of each of the Company and any Company subsidiaries in such state; all dated within fifteen (15) days of the Closing Date;

(d) all consents and approvals referenced in Schedule 6.3(d) hereof;

(e) the certificates required by Section 6.3(c) and Section 6.3(g) hereof; and

(f) any documents, instruments, agreements and certificates as may be reasonably necessary to carry out the transactions contemplated by this Agreement, including such documents, instruments, agreements and certificates as the Buyer may reasonably request in connection therewith.

ARTICLE X

POST CLOSING COVENANTS

10.1 Further Cooperation.  From and after the Closing Date, at the Buyer’s or Acquisition Sub’s request from time to time, the Stockholders’ Representative shall execute and deliver to the Buyer such further endorsements, assignments and instruments of transfer and conveyance and take such other actions as the Buyer or Acquisition Sub reasonably requests to consummate the transactions contemplated by this Agreement.

10.2 Confidentiality.  The Stockholders’ Representative shall maintain confidential and not disclose, and shall cause to be maintained confidential and not disclosed, all information and material regarding the business carried on by the Company.

10.3 Maintenance of Books and Records.  For a period not to exceed five (5) years after the Closing Date, the Buyer shall maintain the Books and Records maintained by the Company on or before the Closing Date and shall permit the Stockholders’ Representative and its respective representatives and agents access, at the Company’s offices where such books and records are maintained, at the Stockholders’ Representative sole cost and expense, to such pre-Closing Books and Records (upon reasonable prior written notice by the Stockholders’ Representative, as applicable, subject to reasonable confidentiality restrictions, and on terms not disruptive to the business, operation or employees of the Company, the Buyer or any of the Buyer’s affiliates) solely to the extent necessary to assist the Stockholders’ Representative in (a) completing any tax or regulatory filings or financial statements required or appropriate to be made by any of the Stockholders’ Representative after the Closing Date, (b) prosecuting or defending on behalf of any of the Stockholders’ Representative any litigation controlled by any of the Stockholders’ Representative under Section 7.6(c) of this Agreement; or (c) complying with requests made of any of the Stockholders’ Representative by any Taxing authority or any Governmental Entity conducting an audit, investigation or inquiry relating to the Company’s activities during periods prior to the Closing Date.  The Stockholders’ Representative shall, and shall cause its respective representatives and agents to, hold all information provided to them pursuant to this Section 10.3 (and any information derived therefrom) in confidence.

ARTICLE XI

TAX MATTERS

11.1 Tax Returns.

(a) The Stockholders’ Representative shall prepare or cause to be prepared all Returns of the Company with respect to taxable periods ending on or prior to the Closing date (the “Pre-Closing Returns”).  Such Pre-Closing Returns shall be prepared consistent with past practices.  Stockholders’ Representative shall permit Buyer to review and comment on such Pre-Closing Returns.  Buyer shall file or cause to be filed such Pre-Closing Returns as so prepared and shall pay or cause to be paid all Taxes with respect to thereto.

(b) Buyer shall prepare or cause to be prepared and file or cause to be filed all Returns of the Company for taxable periods which begin before the Closing Date and end after the Closing Date (“Straddle Returns”).  Buyer shall prepare such Returns consistent with past practices.  Buyer shall allow Stockholders’ Representative to review and comment on such Straddle Returns prior to their filing and shall not file or cause to be filed such Straddle Returns without Stockholders’ Representative’s consent, which consent shall not be unreasonably withheld.  Buyer shall pay or cause to be paid all Taxes with respect to such Straddle Returns.

(c) None of Buyer or its Affiliates (including the Surviving Corporation), shall amend, refile or otherwise modify any Return relating to the Company with respect to any Tax period beginning on or before the Closing Date, or make or revoke any Tax elections with respect to such Returns without the prior written consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld.

11.2 Cooperation on Tax Matters.  Buyer, Surviving Corporation, the Stockholders’ Representative and their Affiliates shall cooperate, as and to the extent reasonably requested, in connection with the filing of any Return and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Return, audit, litigation or other proceeding and making employees of the Surviving Corporation or Buyer available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Stockholders’ Representative, Surviving Corporation and Buyer agree (i) to retain all books, records and returns with respect to Tax matters pertinent to the Company relating to any taxable period beginning on or before the Closing Date until the later of six years after the Closing Date or the expiration of the statute of limitations (and any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Tax authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books, records and Returns and, if the other so requests, Buyer, Surviving Corporation or Stockholders’ Representative, as the case may be, shall allow the other to take possession of such books, records and Returns.

11.3 Certain Taxes.  All transfer, documentary, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be paid by the Buyer when due, and Buyer will file all necessary Returns and other documentation with respect to all such transfer, documentary, use, stamp, registration and other such Taxes and fees.

ARTICLE XII

GENERAL PROVISIONS

12.1 The Stockholders’ Representative.

(a) In order to efficiently administer the transactions contemplated hereby, including the defense or settlement of any Claims for which Company may be required to indemnify Buyer pursuant to ARTICLE VII hereof, Stockholders shall have designated Robert T. Healey, as the Stockholders’ Representative pursuant to that certain Stockholders’ Representative Agreement by and between the Stockholders’ Representative and the Stockholders party thereto dated of even date herewith (the “Stockholders’ Representative Agreement”), a copy of which is attached as hereto as Exhibit G.

(b) Each of the Stockholders pursuant to the Stockholders’ Representative Agreement, thereby irrevocably appoints the Stockholders’ Representative as the agent, proxy and attorney-in-fact for such Stockholders for all purposes of this Stockholders’ Representative Agreement (including the full power and authority on such Stockholders’ behalf (i) to consummate the transactions contemplated herein; (ii) to pay such Stockholders’ expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof); (iii) to disburse any funds or securities received hereunder to such Stockholders and each other Stockholders; (iv) to endorse and deliver any certificates or instruments representing the Common Stock and execute such further instruments of assignment as Buyer shall reasonably request; (v) to execute and deliver on behalf of such Stockholders any amendment or waiver hereto; (vi) to take all other actions to be taken by or on behalf of such Stockholders in connection herewith; (vii) to negotiate, settle, compromise and otherwise handle any and all claims for indemnification made by Buyer; and (viii) to do each and every act and exercise any and all rights which such Stockholders collectively are permitted or required to do or exercise under this Agreement).  Each of the Stockholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Stockholders’ Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Stockholders.  All decisions and actions by the Stockholders’ Representative (to the extent authorized by the Stockholders’ Representative Agreement) shall be binding upon each of the Stockholders, and no Stockholders shall have the right to object, dissent, protest or otherwise contest the same.

(c) Each of the Stockholders pursuant to the Stockholders’ Representative Agreement, represents and warrants that (i) they are residents of the United States, (ii) they are each an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, (iii) they are receiving the Common Stock Per Share Merger Consideration for investment for their own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and have no present intention of selling, granting any participation in, or otherwise distributing the same, (iv) they  have carefully reviewed the representations concerning the Buyer contained in this Agreement, the periodic reports and other filings with the Securities and Exchange Commission of Buyer, and other due diligence material requested by, or provided to, the Company, and have made detailed inquiry concerning the Buyer, its business and its personnel, (v) they understand that the Common Stock Per Share Merger Consideration has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of their representations as expressed therein, and (vi) they understand that the Common Stock Per Share Merger Consideration will bear one or more restrictive legends.

(d) The Stockholders, pursuant to the Stockholders’ Representative Agreement, will agree not to collectively sell, each trading day, that number of shares of Buyer’s Stock which is more than ten percent (10%) of the average daily volume for the preceding fifteen (15) trading days as reported by the NASDAQ bulletin board system, of the Buyer common stock, until that date which is eighteen months following the Effective Time.  Notwithstanding the foregoing, in the event that the Buyer has applied to trade Buyer common stock on any national securities exchange (a “Market”) the Stockholders, pursuant to the Stockholders’ Representative Agreement, will agree, upon the written request of Buyer, not to sell any shares of Buyer’s Stock for a period of up to ninety (90) days.  Notwithstanding the foregoing, the provisions of this Section 12.1(d) shall terminate immediately upon the listing of Buyer common stock on a Market.

(e) Each Stockholder pursuant to the Stockholders’ Representative Agreement, agrees that Buyer shall be entitled to rely on any action taken by the Stockholders’ Representative, on behalf of such Stockholders, pursuant to Section 12.1(b) above (an “Authorized Action”), and that each Authorized Action shall be binding on each Stockholders as fully as if such Stockholders had taken such Authorized Action.  Buyer agrees that the Stockholders’ Representative, as the Stockholders’ Representative, shall have no liability to Buyer for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted fraud or willful misconduct.  Each Stockholders shall, pursuant to the Stockholders’ Representative Agreement severally, for itself only and not jointly and severally, agrees to indemnify and hold harmless the Stockholders’ Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Stockholders’ Representative in connection with any action, suit or proceeding to which the Stockholders’ Representative is made a party by reason of the fact it is or was acting as the Stockholders’ Representative pursuant to the terms of this Agreement.

(f) Notwithstanding anything to the contrary herein, Stockholders’ Representative shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to any Common Stock now or hereafter owned of record or beneficially by any Stockholders unless Stockholders’ Representative is expressly authorized to do so in a writing signed by such Stockholders.

(g) In the event that Stockholders’ Representative dies, winds up operations, becomes unable to perform his, her or its responsibilities hereunder or resigns from such position, Stockholders receiving or having the right to receive a majority of the Common Merger Consideration are authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be Stockholders’ Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

(h) Stockholders shall be bound by all actions taken by Stockholders’ Representative in its capacity thereof, except for any action that conflicts with the limitation set forth in Section 12.1(c).

(i) Stockholders’ Representative shall promptly, and in any event within five (5) Business Days, provide notice to Stockholders of any action taken on behalf of them by Stockholders’ Representative pursuant to the authority delegated to Stockholders’ Representative under this Section 12.1.  Stockholders’ Representative shall at all times act in its capacity as Stockholders’ Representative in a manner that Stockholders’ Representative believes to be in the best interest of Stockholders.  Neither Stockholders’ Representative nor any of its directors, officers, agents, partners, members or employees, if any, shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement, except in the case of its gross negligence, fraud, bad faith or willful misconduct.  Stockholders’ Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.  Stockholders’ Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement.  Each Stockholders severally shall indemnify and hold harmless and reimburse Stockholders’ Representative from and against such Stockholders’ ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by Stockholders’ Representative arising out of or resulting from any action taken or omitted to be taken by Stockholders’ Representative under this Agreement, other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from Stockholders’ Representative’s bad faith or willful misconduct.

(j) Buyer shall be entitled to rely conclusively on the instructions and decisions of Stockholders’ Representative regarding the settlement of any claims for indemnification by any of the Indemnified Parties pursuant to ARTICLE VII hereof, or any other actions required or permitted to be taken by Stockholders’ Representative hereunder, and no party hereunder shall have any cause of action against Buyer or the Company for any action taken by Buyer or the Company in reliance upon the instructions or decisions of Stockholders’ Representative.

(k) Each Stockholders agrees, in addition to the foregoing, that: (i) the provisions of this Section 12.1 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Stockholders may have in connection with the transactions contemplated by this Agreement; and (ii) the provisions of this Section 12.1(k) shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each of the Stockholders, and any references in this Agreement to a Stockholders shall mean and include the successors to Stockholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

12.2 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), provided, however, that notices sent by mail and certified mail will not be deemed given until received:

(a) if to Buyer, Surviving Corporation, or Acquisition Sub to:

ANTs software inc.
700 Airport Boulevard, Suite 300
Burlingame, CA  94010
Fax:  (650) 931-0510
Attention:  Kenneth Ruotolo

with a copy to:

The Corporate Law Group
Waterfront Plaza, Suite 120
500 Airport Boulevard
Burlingame, CA 94010
Attention:  Paul Marotta
paul@tclg.com
Telephone No.:  (650) 227-8000
Facsimile No.:  (650) 227-8001

(b) if to Company or Stockholders, to:

Gleneayre Farms, Inc.
573 Eayrestown Road
Mt. Holly, NJ  08060

Attention:  Robert T. Healey,
Stockholder Representative
Telephone No.:  (609) 267-2458
Facsimile No.:  (609) 261-0799

with a copy to:

Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, Pennsylvania 19312-1183
Attention: William A. Scari, Jr., Esquire

12.3 Interpretation.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  References to an “Article” or a “Section” when used herein without further attribution shall refer to the particular Articles or Sections of this Agreement.  References to “dollars” when used herein without further attribution shall refer to the currency of the United States of America.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.4 Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that not all parties need sign the same counterpart.

12.5 Entire Agreement; Assignment.  This Agreement, the schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein:  (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (including any Memorandum of Terms, Letter to Intent, Term Sheet, and Memorandum of Understanding or similar document), both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

12.6 Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.7 Other Remedies.  Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

12.8 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within New Castle County, Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

12.9 Forum and Venue.  Any judicial action or proceeding arising hereunder or relating hereto shall be brought in, and the Parties hereby consent to the exclusive, personal jurisdiction of, the state and federal courts located in Wilmington, Delaware.  Buyer, Acquisition Sub and Company hereby consent to the jurisdiction of such courts and hereby appoints its counsel identified in Section 12.2 as its agent for service of process.

12.10 Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

12.11 No Waiver of Rights.  No waiver of any rights of the Company, on the one hand, or the Buyer and Acquisition Sub, on the other hand, under this Agreement shall be effective unless it is in writing and executed by a duly authorized representative of the party against whom enforcement of any such waiver is sought.  No failure or delay on the part of any party in the exercise of any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right.  The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach under this Agreement.

12.12 Section and Paragraph Titles.  The Section and paragraph titles used in this Agreement are for convenience only and are not intended to define or limit the contents or substance of any such Section or paragraph.

12.13 Legal Fees.  The Buyer and the Acquisition Sub on the one hand and the Company and the Stockholders on the other hand shall each bear their respective expenses incurred in connection with this transaction, including the legal fees and expenses incurred by them, whether this transaction closes or not.

ARTICLE XIII

DEFINITIONS

13.1 Certain Definitions.

As used in this Agreement, the following terms shall have the meanings herein specified, unless the context otherwise requires:

“Affiliate” shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, of the United States, and the regulations issued thereunder.

“Applicable Law” shall mean any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

“Authorized Action” shall have the meaning set forth in Section 12.1(d).

“Balance Sheet” shall have the meaning set forth in 2.7.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Buyer Board” shall have the meaning set forth in Section 3.1.

“Buyer Bylaws” shall have the meaning set forth in Section 3.1.

“Buyer Certificate of Incorporation” shall have the meaning set forth in Section 3.1.

“Buyer Filed SEC Report” shall have the meaning set forth in Section 3.5(a).

“Buyer Financial Statements” shall have the meaning set forth in Section 3.5(b).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 7.2.

“Buyer Intellectual Property” shall mean any Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to Buyer.

“Buyer Organizational Documents” shall have the meaning set forth in Section 3.1.

“Buyer SEC Reports” shall have the meaning set forth in Section 3.5(a).

“Buyer’s Stock” shall have the meaning set forth in Section 1.8.

“Cal-COBRA” shall mean the California Continuation Benefits Replacement Act.

“Certificate of Merger” shall have the meaning set forth in Section 1.2.

“Change in Control” shall mean any merger, share exchange, consolidation, purchase or sale of securities, or other business combination or transaction of, or involving, Buyer if immediately after such transaction Persons who hold a majority of the then outstanding voting securities entitled to vote generally in the election of directors or managers of the surviving entity in such transaction (or the entity owning 100% of such surviving entity) are not persons, entities or groups who held a majority of the combined voting power of the then outstanding securities of Buyer and/or Surviving Corporation entitled to vote generally in the election of directors immediately following the Closing.

“Claim Notice” shall have the meaning set forth in Section 7.6(b).

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.3.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Common Stock” shall have the meaning set forth in Section 1.8.

“Common Stock Per Share Merger Consideration” shall have the meaning set forth in Section 1.8.

“Common Merger Consideration” shall have the meaning set forth in Section 1.8.

“Company Common Stock” shall have the meaning set forth in Section 2.2(a).

“Company Authorizations” shall have the meaning set forth in Section 2.16.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other material arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee, or with respect to which Company or any Affiliate has or may have any liability or obligation.

“Company Intellectual Property” shall mean any Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to Company.

“Company Registered Intellectual Property Rights” shall have the meaning set forth in Section 2.13(a).

“Company Stock Certificates” shall have the meaning set forth in Section 1.11(a).

“Conflict” shall have the meaning set forth in Section 2.4.

“Continuing Employee” shall have the meaning set forth in Section 5.9.

“Contract” or “Contracts” shall have the meaning set forth in Section 2.4.

“Conversion Shares” shall mean any shares of Buyer’s common stock issuable upon conversion of the Note.

“Disclosure Schedules” shall have the meaning set forth in ARTICLE II.

“DGCL” shall have the meaning set forth in Section 1.1.

“Dissenting Shares” shall have the meaning set forth in Section 1.12.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Employee” shall mean any current or former employee, consultant, member, manager or director of Company or any Affiliate.

“Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, or contract between Company or any Affiliate and any Employee.

“Employee Benefit Plan” shall mean any deferred compensation, pension, profit sharing, stock bonus, restricted stock, stock option, stock purchase, savings, group insurance or retirement plan, and all vacation pay, severance pay, life, health, disability, premium conversion, flexible spending, incentive compensation, consulting, bonus and other employee benefit or fringe benefit plans or arrangements (whether written or unwritten) maintained by the Company or any of its respective ERISA Affiliates (including, without limitation, any benefit plan or arrangement maintained for retirees) within the previous three plan years or with respect to which contributions are or were (within such three year period) made or required to be made by the Company or any of its respective ERISA Affiliates or with respect to which the Company or any of its respective ERISA Affiliates has any liability.

“Environmental Permits” shall have the meaning set forth in Section 2.20(c).

“Equipment” shall have the meaning set forth in Section 2.12(c).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statements” shall have the meaning set forth in 2.7.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“FUTA” shall have the meaning set forth in Section 2.10(b).

“FICA” shall have the meaning set forth in Section 2.10(b).

“GAAP” shall mean generally accepted accounting principles in the United States, applied on a basis consistent with the Company’s past practice.

“Governmental Entity” shall have the meaning set forth in Section  2.5.

“Hazardous Material” shall have the meaning set forth in Section 2.20(a).

“Hazardous Material Activity” shall have the meaning set forth in Section 2.20(b).

“Indemnified Party” shall have the meaning set forth in Section 7.6(a).

“Indemnifying Party” shall have the meaning set forth in Section 7.6(a).

“Indemnity Cap” shall have the meaning set forth in Section 7.45.

“Indemnity Date” shall have the meaning set forth in Section 7.7(a).

“Indemnity Notice” shall have the meaning set forth in Section 7.6(a).

“Indemnity Payment Date” shall have the meaning set forth in Section 7.7(a).

“Intellectual Property” shall mean any or all of the following (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and, know how, and show how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, indicia of origin, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, and (viii) all instantiations of the foregoing in any form and embodied in any media.

“Intellectual Property Rights” shall mean worldwide common law and statutory legal rights arising from or associated with (i) patents and patent applications and divisions, continuations, continuations-in-part, renewals, reissuances and extensions of the foregoing (as applicable), (ii) works of authorship including copyrights, copyright registrations and copyright applications and “moral” rights, (iii) the protection of trade and industrial secrets and confidential information, and (iv) trademarks, trade names and service marks.

“IRS” shall mean the United States Internal Revenue Service.

“Key Employees” shall have the meaning set forth in Section 6.3(e).

“Knowledge” shall mean with respect to any representation, warranty or statement of any party in this Agreement that is qualified by such party’s “knowledge,” the knowledge of such party, and, in the case of the Company or the Buyer, the actual knowledge of its officers and directors and that knowledge which could have been acquired by such officers and directors after making due inquiry and exercising such due diligence as a prudent businessperson would have made or exercised in light of all the circumstances applicable thereto.

“Legal Proceeding” shall mean any action, suit, arbitration, claim or investigation by or before any Governmental Entity, any arbitration or alternative dispute resolution panel, or any other legal, administrative or other proceeding.

“Letter of Transmittal” shall have the meaning set forth in Section 1.11(b).

“Loss” or “Losses” shall have the meaning set forth in Section 7.2.

“Material Adverse Effect” shall mean any event or condition of any character that has had or is reasonably likely to result in a change, event or effect that is materially adverse to the business or the assets (including intangible assets), condition (financial or otherwise), results of operations or capitalization of a party to this Agreement.

“Market” shall have the meaning set forth in Section 12.1(d).

“Merger” shall have the meaning set forth in Section 1.1.

“Offer Letter” shall have the meaning set forth in Section 5.9.

“Note” shall have the meaning set forth in Section 1.10.

“Order” shall mean any judgment, order, writ, decree, injunction or other determination whatsoever of any Governmental Entity or any other entity or body whose finding, ruling or holding is legally binding or is enforceable as a matter of right (in any case, whether preliminary or final).

“Payment Agent” shall have the meaning set forth in Section 1.11(a).

“Permitted Encumbrances” shall have the meaning set forth in 2.6.

“Person” shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, joint venture, trust, association, union, entity, or other form of business organization or any Governmental or Regulatory Authority whatsoever.

“Pledge Agreement” shall have the meaning set forth in Section 7.7(a).

“Post-Closing Audit” shall have the meaning set forth in Section 5.10.

“PTO” shall have the meaning set forth in Section 2.13(a).

“Registered Intellectual Property Rights” shall mean Intellectual Property Rights that have been registered, filed, certified or otherwise perfected by recordation with any state, government or other public legal authority.

“Requirement of Law” shall mean, with respect to any Person, any provision of law, statute, treaty, rule, regulation, ordinance, executive order or pronouncement having the effect of law, whether domestic or foreign, or any Order, whether domestic or foreign, to which, in each case, such Person or any of such Person’s properties, operations, business or assets is bound or subject.

“Returns” shall have the meaning set forth in 2.10(a).

“SEC Documents” shall have the meaning set forth in Section 3.2.

“Stockholders” shall have the meaning set forth in Section 1.4.

“Stockholders” Representative Agreement” shall have the meaning set forth in Section 12.1(a).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Survivor’s bylaws” shall have the meaning set forth in Section 1.5.

“Survivor’s Certificate of Incorporation” shall have the meaning set forth in Section 1.5.

“Survivor’s Constituent Documents” shall have the meaning set forth in Section 1.5.

“Tax” or, collectively, “Taxes” shall mean any and all federal, state, local and foreign taxes or similar governmental assessments, charges duties and impositions, including taxes based upon or measured by gross receipts, income, profits, sales, goods and services, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“Threshold Amount” shall have the meaning set forth in Section 7.2.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Buyer, Company and Stockholders’ Representative, intending to be legally bound hereby, have executed this Agreement by their duly authorized officers.

ANTS SOFTWARE INC.,
A Delaware corporation

By:	/s/
Name:	Joseph M. Kozak
Title:	Chairman, Chief Executive Officer and President

ANTS HOLDINGS, INC.,
A Delaware corporation

By:	/s/
Name:	Joseph M. Kozak
Title:	Chairman, Chief Executive Officer and President

INVENTA TECHNOLOGIES, INC.,
A Delaware corporation

By:	/s/
Name:	Robert T. Healey
Title:	Chairman

STOCKHOLDERS’ REPRESENTATIVE

/s/
Robert T. Healey, solely in his representative
capacity as Stockholders’ Representative